                                 EXHIBIT 10.98

                  ARCHITECT AGREEMENT FOR THE NISSAN PROPERTY

                               ARCHITECT AGREEMENT



                                 By and Between



                        WELLS OPERATING PARTNERSHIP, L.P.


                                       and

                                    HKS, INC.

                                     for the

                                 NISSAN PROJECT

                                TABLE OF CONTENTS

Title                                                                                                          Page
-----                                                                                                          ----
ARTICLE 1 - ARCHITECT'S SERVICES AND RESPONSIBILITIES........................................................     2

ARTICLE 2 - BASIC SERVICES...................................................................................     4

ARTICLE 3 - ADDITIONAL SERVICES..............................................................................    13

ARTICLE 4 - OWNER'S RESPONSIBILITIES.........................................................................    14

ARTICLE 5 - CONSTRUCTION COST................................................................................    15

ARTICLE 6 - HOURLY RATES.....................................................................................    15

ARTICLE 7 - REIMBURSABLE EXPENSES............................................................................    15

ARTICLE 8 - PAYMENTS TO THE ARCHITECT........................................................................    16

ARTICLE 9 - ARCHITECTS ACCOUNTING RECORDS....................................................................    17

ARTICLE 10 - OWNERSHIP AND USE OF DOCUMENTS..................................................................    17

ARTICLE 11 - TERMINATION OF AGREEMENT........................................................................    18

ARTICLE 12 - MISCELLANEOUS PROVISIONS........................................................................    19

ARTICLE 13 - SUCCESSORS AND ASSIGNS..........................................................................    19

ARTICLE 14 - EXTENT OF AGREEMENT.............................................................................    20

ARTICLE 15 - BASIS OF COMPENSATION...........................................................................    21

ARTICLE 16 - OTHER CONDITIONS OR SERVICES....................................................................    22

ARTICLE 17 - ARCHITECT'S INSURANCE...........................................................................    22

ARTICLE 18 - INDEMNIFICATION.................................................................................    24

ARTICLE 19 - COMPLETION CERTIFICATE..........................................................................    25

ARTICLE 20 - LIMITATION AGAINST DEVELOPER....................................................................    25

ARCHITECT AGREEMENT - Page i
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

ARTICLE 21 - CONFIDENTIALITY.................................................................................    25

ARTICLE 22 - NOTICES AND OTHER PROVISIONS....................................................................    26


EXHIBITS
--------

EXHIBIT A - DESIGN CRITERIA

EXHIBIT B - GENERAL CONDITIONS

EXHIBIT C - HOURLY RATE SCHEDULE

EXHIBIT D - SCHEDULE REQUIREMENTS

ARCHITECT AGREEMENT - Page ii
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

                              ARCHITECT AGREEMENT

     THIS AGREEMENT (the "Agreement") is made and entered into as of the 19/th/ day of September, 2001 between WELLS OPERATING PARTNERSHIP, L.P (hereinafter referred to as "Owner"), and HKS, INC., a Texas corporation (hereinafter referred to as "Architect"), for the performance of architectural services in connection with the design, development and interior finish of a three (3) story mid-rise office building consisting of approximately two hundred sixty-eight thousand two hundred ninety (268,290) gross square feet, together with parking containing no fewer than one thousand fifty-six (1,056) parking spaces and related improvements, to be located on a 14.8 acre site at 8900 Freeport Parkway in Irving, Dallas County, Texas and currently intended to be referred to as The Nissan Motor Acceptance Corporation project (the "Project").

     WHEREAS, Owner, without assuming, limiting or altering any of Architect's duties, obligations or responsibilities, has engaged Champion Partners, Ltd. to act as developer ("Developer") on behalf of Owner in connection with the Project; and

     WHEREAS, Architect acknowledges the role of Developer as set forth herein and agrees that Architect can and will perform in the manner contemplated by this Agreement;

     WHEREAS, Developer has been engaged to act as the developer of the Project, and in its capacity as the developer requires the services of an architectural firm capable of providing professional design, architectural, engineering and contract administration services of the highest quality; and

     WHEREAS, Architect agrees that it possesses the experience and expertise necessary to provide such services and that it is capable meeting Owner's requirements for the Project as set forth in this Agreement; and

     WHEREAS, Architect is willing to undertake performance of the services described herein for the compensation set forth and to commence and complete such services in accordance with the terms hereof; and

     WHEREAS, Owner, in reliance thereon is willing to award this Agreement to Architect and to satisfy the obligations of Owner set forth herein;

     NOW, THEREFORE, in consideration of the agreements, obligations and undertakings herein contained, the Owner and the Architect agree as follows:

                                   ARTICLE 1
                   ARCHITECT'S SERVICES AND RESPONSIBILITIES

     1.1 Architect agrees to and shall perform all architectural and other professional design services for the Project, including but not limited to the Basic Services (as hereinafter

ARCHITECT AGREEMENT - Page 1
-------------------
defined), and to the extent requested by Owner, the Additional Services set forth in Article 3 hereof.


     1.2 Architect acknowledges that it is solely responsible for the design of the Project and that neither the rights of Owner of approval nor the granting of any approval shall be deemed to relieve Architect from such responsibility or constitute a waiver by Owner of any claim arising out of Architect's failure to meet such responsibility. Architect further acknowledges that it has received and reviewed the descriptions, requirements, considerations, objectives, parameters, criteria and preliminary details of the Project (the "Design Criteria") attached hereto and incorporated herein as Exhibit A, and that it
                                                      ---------
participated in the preparation, design and development of the Design Criteria and is fully familiar with it. Architect agrees that its design, drawings and specifications for the Project shall conform with the Design Criteria; provided, however, that nothing herein shall relieve Architect of responsibility for the design of the Project, and provided further that no feature, item or detail shown or provided for in the Design Criteria shall be deemed waived by Owner merely by its approval of any design, drawing, specification or other documents inconsistent with or failing to include features requested by the Design Criteria, any such waiver to be accomplished only by an express written waiver by Owner following request therefor by Architect. The foregoing shall not limit Owner's right to require changes in the Project which vary from the criteria or details of the Design Criteria; provided, however, any such changes shall be pursuant to a written agreement or a directive from the Owner (or through its Developer) then or contemporaneously therewith reduced to writing and approved by or on behalf of Owner. Matters of routine coordination between consultants or the contractors, when consistent with the Design Criteria or approved changes, shall not constitute changes in the Project requiring the foregoing written agreement or approval.

     1.3 Architect's Basic Services consist of all services falling within the scope of the five phases described in Article 2 hereof. Basic Services shall include, without limitation, all architectural, civil, structural, mechanical, electrical, plumbing, interior design and engineering services necessary to produce a complete and accurate set of construction documents, drawings and specifications as described and required herein, and any other services included under Article 16 as part of the Basic Services, all consistent with the Design Criteria. Architect's Basic Services include the interior tenant finish design as well as that required for base building and building shell construction, and requires Architect to provide all services of interior design necessary to allow "turn-key" construction of the Project and occupancy by its tenant as required by the Design Criteria set forth in Exhibit A. No phase of the services shall
                                    ---------
begin until authorization has been given to Architect to proceed to the next phase.

     1.4 Architect agrees that it and its employees, agents and consultants have all the education, skills, knowledge, expertise and experience necessary to perform all of the services required of the Architect under this Agreement, that it is experienced in performing and providing such services on projects of the type, size, scope and complexity of the Project, and that it is professionally licensed and registered in the State of Texas, and meets and is in compliance with all applicable professional and industry standards, practices and requirements. Architect also agrees that it and its employees, agents and consultants are thoroughly familiar with, and shall exercise professional efforts to cause the Project to comply with, all applicable laws, codes, ordinances, rules and regulations applicable to the design of the Project, including without limitation the Americans with Disabilities Act and the Texas Accessibility Standards in

ARCHITECT AGREEMENT - Page 1
-------------------
accordance with the standard of care employed by reasonably prudent architects providing similar services in connection with projects of similar scope in the State of Texas. Architect shall at all times maintain on its staff and assign to the Project sufficient, qualified personnel so that all required services are performed within the time limits established hereunder, and for the sum set forth herein. Architect shall submit to Owner a complete list of all personnel and consultants assigned to the Project, including each person's Direct Personnel Expense category (as hereinafter defined), and shall indicate thereon the jobs, tasks or assignments for which they are primarily responsible. Architect shall not remove, reassign, replace or make any other changes in the personnel and consultants assigned to the Project without the prior written consent of Owner. The foregoing notwithstanding, Owner shall have the right to, at any time, require the Architect to remove, reassign or replace any personnel or consultants whose assignment to the Project is objected to by Owner. All services provided by, through or under Architect shall be performed in accordance with the standards and quality of professional skill and care applicable to nationally recognized architectural and/or engineering firms providing services for projects of comparable size, quality, complexity and value.

     1.5 Architect's services shall be performed as expeditiously as possible consistent with the professional skill and care required hereunder and the orderly progress of the Work. Architect shall be responsible for completion of the various aspects and phases of its services within the applicable time limits specified in Exhibit D hereto or elsewhere in this Agreement. No later than ten
             ---------
(10) days after request from Owner, Architect shall submit a proposed schedule for the performance of the various services, which shall comply with the requirements of Exhibit D hereto. Such schedule, as modified to the
                ---------
satisfaction of and approved by Owner and Architect, shall constitute the "Project Schedule." The Project Schedule shall include, among other things, an outline of the timing required to complete the various design phases through issuance of the Contract Documents, allowances for all periods of time required for all reviews and actions by the Developer, the Owner (as hereinafter defined) and the lender, if any, and for preparation and approval of all submissions to the governmental authorities having jurisdiction over the Project. The Project Schedule shall be consistent with the time limits specified by the Owner or otherwise set forth in Exhibit D hereto or elsewhere in this Agreement.
                       ---------

     1.6 Architect shall strictly adhere to the time limits established by the Project Schedule. The Project Schedule shall be revised from time to time as requested by Owner to take into account the current status and condition of the Architect's services, construction activities and the Project; provided, however, no adjustment in the specified time limits will be allowed without Owner's prior written consent, except as provided below. Architect will provide Owner with weekly progress reports in a form acceptable to Owner.

     1.7 Time is of the essence in this Agreement. The time limits specified in this Agreement for completion of the various portions of the Architect's services may be extended only if and to the extent that such limits cannot be met because of unreasonable delays by the Developer and/or Owner in giving any directions or taking any other actions required of the Developer or Owner hereunder or because of other causes which Architect could not reasonably anticipate, avoid or control and which are of an unusual and extreme nature. If the Architect wishes to make a claim for an extension of any time limit, the Architect must submit its claim in

ARCHITECT AGREEMENT - Page 3
-------------------
writing to the Owner within seven (7) days after the event or cause forming the basis for the claim first occurs or arises. In the event any such claim is not submitted in the time and manner required, the Architect will be deemed to have waived any right to an extension of time based on such event, cause or occurrence, and will be required to meet the time limit in question. No adjustment or extension of time shall be effective unless accepted in writing by Owner.

     1.8 Before commencing its services, the Architect shall assemble all necessary information and documents and shall perform all reviews, and request any required inspections and test necessary, to properly prepare all documents required under this Agreement. All documents required herein shall be prepared to the reasonable satisfaction of the Developer, the Owner and lender (if applicable), and shall be in full compliance with the applicable requirements of all governmental authorities having jurisdiction over the Project. Architect shall furnish the Owner with such copies of the documents and materials prepared by the Architect during the various stages of the design and construction phases as Owner shall request.

     1.9 Architect understands and acknowledges that Developer is not and will not be the owner of the Project or of the property on which it is located. Developer is acting only as Owner's developer for development and construction of the Project. Architect and Owner hereby acknowledge and agree that Developer is intended to be and shall be a third party beneficiary to this Agreement, and
may enforce all of the rights, remedies and privileges of Owner hereunder.   It
is further understood and agreed that Owner and its Developer have certain duties and obligations to Nissan Motor Acceptance Corporation, the intended tenant of the Project. Architect shall assist and cooperate with the Owner and Developer in satisfying the requirements of the tenant and shall make such presentations, attend such meetings and incorporate such modifications to the design as may be requested to allow Developer and Owner to meet their respective obligations, subject to the provisions hereof regarding Basic and Additional Services. Architect shall not, however, take instruction or direction from or perform any Additional Services based on request from any person other than Owner or its Developer, nor shall Architect be entitled to any additional cost or extension of schedule in the event thereof.

                                   ARTICLE 2
                                BASIC SERVICES

     Architect's Basic Services shall consist of the Schematic Design Phase, the Design Development Phase, the Construction Documents Phase, the Construction Procurement Phase and the Construction Phase. Architect shall promptly commence and diligently continue the services to completion in accordance with Exhibit D
                                                                      ---------
hereto and the Project Schedule. Architect shall be responsible for completeness and accuracy of its services and shall correct all errors or omissions at its own expense. If the negligence or acts or omissions of Architect result in a claim against Developer or Owner, Architect shall indemnify and hold Developer and Owner harmless as provided herein.

     2.1  Schematic Design Phase

ARCHITECT AGREEMENT - Page 4
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

          2.1.1 Architect shall assist in developing a program for the Project and in ascertaining the requirements of the Project. Owner shall review the Design Criteria with the Architect and Architect shall incorporate Owner's requirements for the Project.

          2.1.2 Architect shall provide a comprehensive written preliminary evaluation of the Project's program and schedule requirements, each in terms of the other, subject to the limitations set forth in Paragraph 4.1.

          2.1.3 Architect shall review with the Owner and advise on the alternative approaches to all aspects of design and construction of the Project in order to maximize design quality, technical performance and cost efficiencies.

          2.1.4 Based on the Project's program and schedule requirements established in accordance with Subparagraphs 2.1.1, 2.1.2 and 2.1.3, including any amendments thereto agreed upon in writing by the Owner, Architect shall prepare and submit to Owner Schematic Design Documents consisting of: site plans, building plans, sections and elevation drawings; drawings and other documents illustrating the scale and relationship of Project components and containing sufficient information to establish the general scope of the Project and the interrelationship of all major components; a preliminary outline specification of the Project; and an outline of additional information, if any, required from the Owner in order for the Architect to perform the services required of Architect hereunder. Architect shall prepare and submit for approval both preliminary and, based on Owner's comments, final packages of Schematic Design Documents.

          2.1.5 Architect shall be responsible for contracting the services of Architect's engineering and design consultants, and by this Agreement assumes responsibility for the coordination of and the results obtained from all such engineering and design consultants for the Project, excluding Owner's or Developer's separate consultants. Specifically, Architect shall provide all civil, structural, mechanical, plumbing, landscaping, fire protection performance specifications, and electrical engineering services required for the Project. This coordination and responsibility is included within the Architect's Basic Services.

          2.1.6 Architect shall assist Owner in analyzing and evaluating the possible site locations for the Project and shall assist Owner in evaluating and planning for the preservation or disposition of any existing facilities thereon.

          2.1.7 Architect shall meet with Owner as necessary to establish a full understanding of the scope of the Project. Architect shall visit the site of the Project and make a review of the site and surrounding conditions, and will consult with representatives of all governmental authorities having jurisdiction over the Project to ascertain what permits and approvals must be obtained and inform Owner if any special tests, inspections or certifications will be required in order to obtain such permits, approvals or certificates of occupancy, and shall consult with representatives of the utility companies which are to provide utility services to the Project to ascertain their requirements for furnishing such services.

ARCHITECT AGREEMENT - Page 5
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

          2.1.8 Schematic Design Documents shall indicate the general description of the Project; the architectural, structural, mechanical and electrical schemes; the rough outlines of the building to be erected as part of the Project; preliminary plans of all sitework; and a statement as to the extent, if any, that the Design Criteria does not conform to legal requirements.

          2.1.9 Architect's Schematic Design shall comply with the requirements and intent of and be consistent with the Design Criteria.

     2.2  Design Development Phase

          2.2.1 Based on Schematic Design Documents satisfactory to Owner and any amendments to the program or schedule which are authorized in writing by the Owner, Architect shall prepare and submit to Owner Design Development Documents consisting of: site plans, elevation plans, circulation plans, floor plan layouts, cross sections, and other drawings and documents which will further refine the design concept and fix and describe the size and character of the entire Project; the architectural, structural, civil mechanical and electrical systems; the Project's essential components and materials; and such other elements as may be appropriate.

          2.2.2 Architect shall update and submit to the Owner the Project Schedule for the remaining Design Development Documents for the Project; provided such shall not extend any date required by Exhibit D hereto without
                                                    ---------
Owner's written approval.

          2.2.3 The Design Development Documents shall illustrate and describe refinement of the design from the Schematic Design Documents, and establish the scope, relationships, forms, size and appearance of the Project by means of plans, sections and elevations, typical contribution details and equipment layouts. The Design Development Documents shall include specifications that identify major materials and systems, and establish their quality levels. Architect shall prepare and submit for approval both preliminary and, based on Owner's comments, final packages of Design Development Documents.

          2.2.4 All Design Development Documents and all other drawings, specifications or other documents furnished by Architect hereunder shall comply with all applicable codes, laws, ordinances, rules or regulations applicable to, controlling or affecting the design or use of the Project, including without limitation the Americans with Disabilities Act and the Texas Accessibility Standards. During the Design Development Phase, Architect shall promptly notify the Owner if any revisions to the drawings, specifications or other documents are required to conform the documents to existing codes, laws, ordinances, rules or regulations, or if amendments to the applicable codes, laws, ordinances, rules or regulations enacted after their preparation will require revisions to the drawings, specifications or other documents.

          2.2.5 Unless previously commenced, the Architect shall begin and then proceed to complete preparation of plans, layouts, specifications and other drawings and documents for the design, character, constituency and construction of the interior improvements.

ARCHITECT AGREEMENT - Page 6
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

          2.2.6 Architect's Design Development shall comply with the requirements and intent of and be consistent with the Design Criteria.

     2.3  Construction Documents Phase

          2.3.1 Based on the Design Development Documents and any further amendments in the scope or quality of the Project or in the Project's program or schedule requirements which are authorized in writing by the Owner, Architect shall prepare and submit the Construction Documents to Owner, consisting of final Drawings and Specifications setting forth in detail all requirements for the construction of the Project. The Drawings and Specifications shall include all necessary and appropriate depictions, renderings and descriptions for the performance and completion of construction of the Project in accordance with the Project's program and schedule requirements, and in a manner that is consistent with the design integrity of the Project. Architect shall prepare and submit for approval both preliminary and, based on Owner's comments, final packages of Construction Documents. All Construction Documents and all other drawings, specifications or other documents furnished by Architect hereunder shall comply with all applicable codes, laws, ordinances, rules or regulations applicable to, controlling or affecting the design or use of the Project, including without limitation the Americans with Disabilities Act and the Texas Accessibility Standards.

          2.3.2 Architect shall assist Owner in the preparation of the necessary bidding information, bidding forms, general and/or supplementary or special conditions of the contract for construction, and the forms of agreement between the Owner and the construction contractor, but the final terms and conditions of those documents shall be determined by the Owner.

          2.3.3 Architect shall assist Owner in preparation and analysis of bid packages for the purchase of specific items.

          2.3.4 Architect shall assist the Owner in assembling and submitting all information and documents that may be necessary to obtain all permits, licenses and approvals that are required from the governmental authorities and public or private utilities having jurisdiction over the Project. Architect shall furnish to Owner all architectural/engineering data and documents necessary to secure all such permits, licenses and approvals. Architect shall also provide all necessary plans and studies relating other mechanical and engineering data as may be required for obtaining building permits and/or certificates of occupancy. The Architect's reasonable time in attending normal hearings before planning boards, commissions, agencies and other state, county and municipal authorities to obtain approvals relative to the design or construction of the Project and the issuance of the building permit and the certificates of occupancy, are included within the Basic Services.

          2.3.5 Architect's Construction Documents shall comply with the requirements and intent of and be consistent with the Design Criteria.

ARCHITECT AGREEMENT - Page 7
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

     2.4  Construction Procurement Phase

          2.4.1 Architect shall assist Owner in soliciting and obtaining bids or negotiated proposals and shall assist Owner in awarding and preparing contracts for construction.

          2.4.2  Without limitation of the foregoing, the Architect shall:

                 (a) issue bidding and proposal requirements to all potential contractors;

                 (b) receive and analyze any questions from contractors, transmit such questions and the Architect's recommended answers in writing to the Owner for response, and issue any required addenda to the bidding and proposal requirements; and

                 (c) receive and analyze bids and proposals and make recommendations in writing to the Owner as to the award of the construction contract. Such recommendations shall include detailed reasons for the Architect's recommendations and a summary of the Architect's opinions as to the positive and negative factors relating to each bid and/or proposal.

          2.4.3 Whenever the scope of the Project contemplates alternate, separate or sequential bids or proposals, or whenever Developer or Owner purchased items are anticipated, a reasonable level of Architect's preparation and assistance in obtaining bids or negotiating proposals in connection therewith is included within the Architect's Basic Services. In the event extensive involvement beyond that which is normal and customary is required for reasons unrelated to Architect, Architect may request Additional Services therefor pursuant to the procedures set forth herein, which shall be subject to Owner's prior approval.

     2.5  Construction Phase - Administration of the Construction Contract

          2.5.1 The Construction Phase will commence with the award of the first contract for construction for the Project and will terminate upon final completion of the Project and acceptance of the Project in full by the Owner.

          2.5.2 Architect shall provide administration of the contract for construction as set forth below and set forth in the applicable provisions of the General Conditions of the Construction Contract between the Owner and the Contractor (a copy of the standard form of which is attached hereto as Exhibit
                                                                       -------
B). All portions of the General Conditions setting forth any rights, duties, obligations or liabilities of the Architect with respect to the Project and its construction are incorporated by reference into this Agreement. Without limitation of the foregoing, the Architect shall perform all services and functions which it is authorized to perform in those documents. In furtherance of these obligations, the Architect shall have a competent representative present at the site as required in Paragraph 2.5.4 hereunder. Such representative

ARCHITECT AGREEMENT - Page 8
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

shall be a person who is consented to by the Owner, and such representative shall not be replaced without Owner's consent. Such consent(s) may be granted or withheld by the Owner in its sole and absolute discretion. Terms having the initial letter thereof capitalized but not defined herein shall have the meaning set forth in such General Conditions.

          2.5.3 Architect shall assist Owner during the Construction Phase, and shall regularly advise and consult with the Owner. Architect shall have authority to act on behalf of the Owner only to the extent provided in the Contract Documents.

          2.5.4 Architect shall observe and review construction as it progresses. Architect shall be familiar with the progress and quality of the Project and shall determine if the Project is being constructed in accordance with the Contract Documents. Architect shall keep Owner informed of the progress and quality of the Project and any potential problems of which it becomes aware or of which it should be aware in the exercise of its professional efforts. In this regard, Architect shall regularly visit the site an average of once per week. Architect shall attend job site meetings, in conjunction with its visits to the site where possible, and shall submit to the Owner weekly written progress reports. Architect shall not be responsible for construction means and methods, sequences, techniques, procedures ands safety precautions.

          2.5.5 Architect shall at all times have access to the Project wherever it is in preparation or progress. Architect shall monitor and regularly report in writing to Owner the number of hours Architect spends during the Construction Phase.

          2.5.6 Architect shall have responsibility to review, evaluate and approve all applications for payment submitted by Contractor from time to time based on the progress and quality of the Project and Contractor's Applications for Payment and supporting materials, and shall, within ten (10) days following receipt of any such application for payment, if appropriate, approve, execute and deliver to Owner Certificates for Payment in such amounts, as provided in the Contract Documents.

          2.5.7 The issuance of a Certificate for Payment shall constitute a representation by Architect to Owner that (i) the Work has progressed to the point indicated, (ii) to the best of Architect's knowledge, information and belief the quality of the Work is in accordance with the Contract Documents,
(iii) to the best of Architect's knowledge, information and belief the constructed Work is in compliance with all applicable laws, codes, ordinances, rules and regulations; and (iv) Contractor is entitled to payment in the amount certified.

          2.5.8 Architect shall be the interpreter of the requirements of the Drawings and Specifications. Architect shall have primary responsibility to issue drawings, instructions and data as may be required to properly interpret the Drawings and Specifications for the proper execution or progress of the Project with reasonable promptness on written request of either the Owner or the Contractor.

          2.5.9 Interpretations and decisions of the Architect shall be consistent with the intent of and be reasonably inferable from the Contract Documents and shall be in written or

ARCHITECT AGREEMENT - Page 9
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

graphic form. Architect shall timely provide Owner and Contractor with a copy of each such written interpretation or decision.

          2.5.10 Architect and Owner shall mutually arrive at decisions on matters relating to artistic effect, consistent with the intent of the Contract Documents.

          2.5.11 Architect shall exercise reasonable professional efforts to guard Owner against any defects or deficiencies in the Work of Contractor or any other persons performing Work at the Project and shall have the responsibility and authority to reject Work that does not conform to the requirements of the Contract Documents, or which is not in compliance with applicable laws, codes, ordinances, rules and regulations. The Architect will have the responsibility and authority to reasonably request special inspection or testing of the Work, in accordance with the provisions of the Contract Documents, whether or not such Work is fabricated, installed or completed. If Architect becomes aware that construction of the Project when completed will not be in accordance with the Contract Documents, the Architect shall notify the Owner.

          2.5.12 Architect shall review and approve or take other appropriate action upon the Contractor's Submittals such as Shop Drawings, Product Data and Samples for conformance with the Contract Documents and compliance with applicable laws, codes, ordinances, rules and regulations. Such action shall be taken with reasonable promptness so as to cause no unreasonable delay.

          2.5.13 Architect will prepare Change Orders for Owner's execution as provided in the Contract Documents upon the request of Contractor with the consent of Owner.

          2.5.14 Architect shall conduct inspections to determine the dates of Substantial and Final Completion and, upon Owner's request, if appropriate, shall approve, execute and deliver a final Certificate for Payment, in accordance with the provisions of the Contract Documents.

          2.5.15 Architect shall assist Owner, as reasonably required, in resolving any problems encountered with respect to actual field conditions, including making appropriate modifications to the details show on the Drawings and Specifications, as necessary.

          2.5.16 Architect shall prepare, execute, and deliver such reasonable opinions as to the status and progress of construction as may be required by Owner, any governmental authorities or, if applicable, Project lender(s) in such form as shall be reasonably required by Owner or such party. In the event only a temporary certificate of occupancy on the Project is issued, Architect shall prepare and submit to Owner for its review, opinions as may be reasonably requested by the Owner in enumerating the items required to obtain a permanent certificate of occupancy, the date said items are expected to be completed, and the expected cost of completing such work.

ARCHITECT AGREEMENT - Page 10
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

          2.5.17 Architect shall attend meetings as necessary with representatives of Owner and other designated parties as may be reasonably required by Owner, or as otherwise may be necessary or appropriate, in connection with any reviews or discussions of the Work or any related matters. If requested by Owner, Architect also shall prepare and distribute minutes of all such meetings to Owner, all attendees and all other involved parties. Architect shall attend job meetings, if necessary or appropriate, or if directed by Owner.

          2.5.18 Whenever Architect has reason to believe that any portion of the Work when completed may be defective, deficient or not in accordance with any of the requirements of the Contract Documents, or that there may be any other non-compliance with any of the requirements of the Contract Documents or any non-compliance with applicable laws, codes, orders, ordinances, rules or regulations, Architect shall immediately give written notice thereof to Owner. Architect shall use its professional skills and efforts in reviewing and observing the portions of the Work and all submittals made in connection therewith and shall report any inconsistencies, defects, deficiencies, non-conformity or non-compliance therein, and shall promptly reject or disapprove all such Work and submittals.

          2.5.19 Whenever Architect has become aware that any Subcontractor, Sub-subcontractor, or other person, organization or entity furnishing any labor, services, or materials in connection with the Work has not been paid when and as due, or that any dispute or controversy may exist between or among any two or more of the Contractors, any Subcontractors, any Sub-subcontractors, and any other such person, organization, or entity, Architect shall immediately give written notice thereof to Owner.

          2.5.20 Architect shall consult with Owner and, as part of the Basic Services, make such modifications in and prepare such additional Drawings, Specifications and/or other documents as may become necessary or appropriate from time to time because of any (i) inconsistency identified by Contractor during the construction phase of the Project, (ii) error, inconsistency, omission or deficiency in the Drawings, Specifications and/or other documents prepared by, through, under or on behalf of Architect, or (iii) inconsistency, defect, deficiency, non-compliance or non-conformity in any portion of the Work or any item submitted in connection therewith to the extent that Architect knew or in the proper exercise of professional care should have known of such problem and failed to give Owner written notice of the affected Work so as to allow Owner to stop the Work and avoid further damage and expense.

          2.5.21 If there is more than one contractor performing the Work or if any portion of the Work is being performed by the Developer's, the Owner's or any tenant's own forces, the Architect shall advise the Owner at the Construction Procurement Phase whether, to the best of the Architect's professional knowledge and judgment, unusual or critical conditions will be created by the use of multiple contractors to provide portions of the Work and shall advise the Owner with respect to any necessary or desirable contract provisions to accommodate the same.

          2.5.22 When the Project is substantially complete, the Architect shall prepare and deliver to Owner and the Contractor, final punch lists of items requiring completion, replacement or correction.

ARCHITECT AGREEMENT - Page 11
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          2.5.23   Architect shall assist Owner in assembling all documents
required for Project close-out. Architect shall review all warranties and guarantees to determine if they comply with the requirements of the Contract Documents.

          2.5.24 Prior to commencement of construction, Architect shall provide Owner with three (3) sets of producible Drawings and Specifications, as finally approved as part of Basic Services. Architect shall update such Drawings and Specifications throughout the course of construction to show all authorized design changes and shall provide Owner with three (3) sets plus one (1) reproducible set of updated Drawings and Specifications upon completion and acceptance of the Project.

          2.5.25 When requested by Owner, Architect shall prepare plans and specifications for bidding purposes prior to completion of construction documents. Such documents should be sufficiently detailed to serve as the basis for initial subcontract negotiations and shall allow for the incorporation of revisions facilitating cost reductions.

          2.5.26 On an infrequent basis, from time to time as may be reasonably requested by Owner, Architect shall meet with representatives of Owner, and such other party(ies) as Owner may elect, to discuss and review with Owner and such other party(ies) matters relating to the Project within the duties of Architect hereunder. Architect will give Owner immediate notice of any requested meetings.

     2.6  Included Basic Services

     Architect's Basic Services include, without limitation, each of the following to the extent required during any Phase of Basic Services:

          2.6.1 Providing documents for reasonable alternate bids to the extent Architect believes to be necessary in its opinion for the purpose of controlling construction costs.

          2.6.2 Revisions to Drawings, Specifications or other design documents, at whatever stage or phase, required to satisfy the Design Criteria or to obtain bids within the construction budget for the Project, except to the extent that any required revision is inconsistent with approvals or directions of Owner or its Developer issued after the completion of the Design Development Phase.

          2.6.3 Providing opinions, reviews, disclosures and other documentation reasonably required by any Lender of Developer, Owner or Owner's tenant for the Project.

ARCHITECT AGREEMENT -Page 12
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

                                   ARTICLE 3
                              ADDITIONAL SERVICES

     3.1 The following services are not included in Basic Services unless so identified in Paragraphs 2.1 through 2.6 above or in Article 15 hereof. Such services shall be provided if authorized in writing by the Owner, and they shall be paid for as provided in this Agreement, in addition to the compensation for Basic Services.

          3.1.1 Furnishing, to the extent necessary in its opinion, the services of soil engineers or other consultants, such services shall include test borings, test pits, soil bearing values, percolation tests, air and water pollution tests, ground corrosion and resistivity tests, including necessary operations for determining sub-soil, air and water conditions, with reports and appropriate professional recommendations.

          3.1.2 Providing environmental studies or comparative studies of prospective sites.

          3.1.3 Providing services for future facilities, systems and equipment which are not intended to be constructed during the Construction Phase, provided, however, that Architect's design shall recognize and accommodate potential expansions disclosed to Architect or included in the Design Criteria, all of which is within the scope of Basic Services.

          3.1.4 Providing analyses of owning and operating costs or detailed quantity surveys or inventories of material, equipment and labor.

          3.1.5 Providing services related to the selection, procurement or installation of furniture and furnishings.

          3.1.6 If the Owner requests a change in the scope or nature of the Project, the Architect shall furnish Owner with a not to exceed price for any additional compensation, and the effect, if any, of such change on the scheduled completion dates of the design services for the Project. Architect shall not initiate any work on any change until Owner agrees in writing to Architect's proposal for such change.

          3.1.7 Providing consultation concerning replacement of any Work damaged by fire or other casualty during construction, and furnishing services as may be required in connection with the replacement of such Work.

          3.1.8 Providing services made necessary by the default of the Contractor, or by major defects or deficiencies in the Work of the Contractor, or by failure of performance of Contractor under any contract for construction, except to the extent that the Architect or anyone performing by, through, under or on behalf of Architect failed to perform any of its obligations under this Agreement and such other default, defect, deficiency or failure could have been avoided or minimized had the Architect properly performed its obligations.

ARCHITECT AGREEMENT - Page 13
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          3.1.9  Providing written estimates of cost savings or increases, or construction delays in completion of the Project, which may result from a Change Order requested by Owner or Developer.

                                   ARTICLE 4
                           OWNER'S RESPONSIBILITIES

     4.1 Owner shall consult with Architect regarding the requirements for the Project, including the design objectives, constraints and criteria, space requirements and relationships, flexibility and expandability, special equipment and systems and site requirements.

     4.2 Owner shall furnish or cause to be furnished a budget for the Project which shall include contingencies for bidding, changes in the Work during construction, and other costs which are the responsibility of Owner, including those described in this Article 4.

     4.3 Owner shall designate one or more persons authorized to act on Owner's behalf with respect to the Project. Owner shall render decisions pertaining to the documents submitted by Architect promptly in order to avoid unreasonable delay in the progress of the Architect's services.

     4.4 Owner shall furnish or cause to be furnished a legal description and land survey of the site, giving, as necessary and applicable, grades and lines of streets, alleys, pavements, and adjoining property; rights-of-way, restrictions, easements, encroachments, zoning, deed restrictions, boundaries and contours of the site; locations, dimensions and complete data pertaining to existing buildings, other improvements and trees; and full information concerning available service and utility lines both public and private, above and below grade, including inverts and depths.

     4.5 Owner shall furnish or cause to be furnished structural, mechanical, chemical and other laboratory tests, inspections and reports as required by the Contract Documents. Architect shall be required to advise Owner in writing when it determines that any such tests are necessary.

     4.6 Owner shall furnish or cause to be furnished all legal, accounting and insurance counseling services as Owner may require at any time for the Project, including such auditing services as Owner may require to verify the Contractor's Applications for Payment or to ascertain how or for what purposes the Contractor uses the monies paid by or on behalf of Owner. The foregoing services are provided by Owner for the sole benefit of Owner and are not provided for the benefit of Architect. Architect shall be responsible for any and all legal, accounting or insurance requirements of Architect.

     4.7  The services, information, surveys and reports required by Paragraphs
4.4 through 4.5 inclusive shall be furnished without charge to Architect, and Architect shall be entitled to rely upon the accuracy and completeness thereof except to the extent that Architect knows or in the proper exercise of professional care should have known of any inconsistency, defect or deficiency therein. Architect shall review all information, surveys, reports and materials supplied

ARCHITECT AGREEMENT - Page 14
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

by Owner and shall give written notice to the Owner of any inaccuracy, error or omission, which Architect observes.

     4.8 If Owner discovers any fault or defect in the Project or nonconformance with the Contract Documents, written notice thereof shall be given by Owner to the Architect.

     4.9 Owner shall furnish the aforesaid required information and services and shall provide approvals and decisions as reasonably necessary for the orderly progress of Architect's services and of the Work.

                                   ARTICLE 5
                               CONSTRUCTION COST

     5.1 Architect shall assist Owner, upon request, in Owner's evaluation of budget requirements and detailed estimates of the construction cost. It is recognized, however, that the Architect does not control the cost of labor, materials or equipment, or have control over the Contractor's methods of determining bid prices, or over competitive bidding, market or negotiating conditions. Architect does hereby agree to consult with Owner and Contractor when applicable to determine systems and materials to be incorporated into the design. Architect shall design the Project with materials and systems it determines from its knowledge and experience to be in the best economic interest of the Project based upon Architect's knowledge of the Design Criteria and Owner's budget. While it is understood that Architect cannot warrant the costs of construction, Architect agrees to, as part of Basic Services, revise Drawings, Specifications or other design documents to the extent required to obtain bids for construction that are within the construction budget for the Project, except to the extent that any required revision is inconsistent with approvals or directions of Owner or its Developer issued after the completion of the Design Development Phase.

                                   ARTICLE 6
                                  HOURLY RATES

     6.1  Attached hereto and incorporated herein as Exhibit C is an Hourly Rate
                                                     ---------
Schedule prepared by Architect and consented to by Owner setting forth by category the Architect's current hourly wage rates and direct personal expense for its personnel. No changes in such rates shall be made without the prior written consent of Owner.

                                   ARTICLE 7
                             REIMBURSABLE EXPENSES

     7.1 Reimbursable Expenses are in addition to compensation for Basic and Additional Services and include expenses incurred by the Architect and Architect's employees and consultants in the interest of the Project, as identified in the following clauses.

ARCHITECT AGREEMENT - Page 15
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          7.1.1  Expense of transportation in connection with the Project;
expenses in connection with authorized out-of-town travel; long distance communications; and fees paid for securing approval of authorities having jurisdiction of the Project.

          7.1.2 Expense of reproductions, postage and handling of Drawings, Specifications and other documents.

          7.1.3 If authorized in advance by the Owner, expense of overtime work requiring higher than regular rates.

          7.1.4 Expense of renderings, models, mock-ups, photographs, brochure covers and brochure inserts requested by the Owner.

          7.1.5 Expense of additional insurance coverage or limits, including professional liability insurance, requested by the Owner in excess of that normally carried by the Architect and Architect's consultants.

                                   ARTICLE 8
                           PAYMENTS TO THE ARCHITECT

     8.1  Payments on Account of Basic Services

          8.1.1 Payments for Basic Services properly performed shall be made monthly following receipt of Architect's invoice, submitted in such form and with such supporting materials as the Owner may require. Invoices shall be submitted through Developer as provided in Article 22 hereof. Subject to Subparagraph 8.3.2 hereof, invoices received and approved on or before the twenty-fifth (25th) day of any month shall be paid on or before the last day of the following month. Each such payment shall be equal to the percentage of the total Basic Services for the subject Phase that Owner reasonably determines has been completed during the period covered by the Architect's invoice multiplied by the total compensation that is payable for the Basic Services during that Phase as set forth in Article 15, less all prior payments for Basic Services performed during that Phase. The total payments for Basic Services during any Phase shall not exceed the total amount payable for that Phase in accordance with the provisions of Article 15.

     8.2  Payments on Account of Additional Services

          8.2.1 Payments on account of Architect's Additional Services as defined in Article 3, which are properly performed or incurred, shall be made monthly based on the same submittal, approval and payment time schedule applicable to Basic Services under Paragraph 8.1 above following receipt and approval of the Architect's statement of Additional Services rendered in such form and with such supporting materials as Owner may require.

     8.3  Payments Withheld

ARCHITECT AGREEMENT - Page 16
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

          8.3.1 No deductions shall be made from Architect's compensation on account of penalty, liquidated damages or other sums withheld from payments to contractors, or on account of the cost of changes in the Work or damages other than those for which Architect is liable, and then only to the extent such cost or damages are caused by or attributable to, either in whole or in part, the acts or omissions of Architect. Owner may withhold payment on account of Architect's default or material breach of this Agreement.

          8.3.2 Architect recognizes that Developer is developing the Project for the Owner and that Owner is to advance to or reimburse Developer, or otherwise provide funding, for all compensation due Architect hereunder; however, in no event will payment to Architect be delayed more than sixty (60) days after the Architect's invoice is due.

     8.4  Project Suspension or Termination

          8.4.1 If the Project is suspended or abandoned in whole or in part for more than three (3) consecutive months, Architect shall be compensated in accordance with the above provisions for all services properly performed prior to receipt of written notice from Owner of such suspension or abandonment.


                                   ARTICLE 9
                         ARCHITECTS ACCOUNTING RECORDS

     9.1 Records of Architect's charges from and payments to its personnel or to third parties, as well as records of time, hourly charges and direct personnel expense shall be kept on the basis of generally accepted accounting principles and shall be available to Owner or Owner's authorized representative at mutually convenient times.

                                   ARTICLE 10
                         OWNERSHIP AND USE OF DOCUMENTS

     10.1 The Drawings and Specifications prepared hereunder, in whatever state of completion, shall be and remain the property of Developer (or Owner in the event of assignment pursuant to Article 13 hereof) to be used by Developer in accordance with applicable law as it sees fit; provided that Developer shall not be entitled to utilize the set of drawings stamped with the Architect's seal other than in connection with the Project. The Architect shall be permitted to retain copies, including reproducible copies, of Drawings and Specifications. The rights granted under this Paragraph are conditioned upon the Developer agreeing to indemnify the Architect from any liability and related expense arising out of the modification of the documents or their use on any other project.

     10.2 Architect agrees to furnish Owner with electronic drawing files of the Drawings and Specifications reflecting all revisions thereto for Owner's (or its assignee's) use in connection with the Project or for Owner's (or its assignee's) use in connection with the design and construction of future projects, and the rights and conditions of ownership granted by this Article

ARCHITECT AGREEMENT - Page 17
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

shall extend to and include such electronic drawing files. Architect agrees to and shall issue such notifications and execute such documents and agreements and do all other things necessary to permit such subsequent use by Owner, its assignee and/or any subsequent architect, including without limitation compliance with requirements of the Texas Board of Architectural Examiners and Title 22 of the Texas Administrative Code.

     10.3 Architect acknowledges that Owner may furnish, and may have included in the Design Criteria, drawings, specifications and/or electronic drawing files utilized on prior projects which are intended to form the basis of the design for the Project and the Drawings and Specifications therefor in compliance with applicable law. Architect agrees to and shall review, and revise and/or modify as necessary, such items, and shall affix its seal, actual signature, and date of affixation to all Contract Documents, Drawings, Specifications and other documents required in the performance of the services under this Agreement whether issued under the authorship of Architect or developed under its supervision, in accordance with the rules and regulations of the Texas Board of Architectural Examiners.

  10.4 Submission or distribution to meet official regulatory requirements or for other purposes in connection with the Project shall not be construed as publication in derogation of the Architect's rights.

  10.5 This Agreement allows for its assignment to a design build general contractor by Owner. Rights of ownership in and to the Drawings, Specification and other design documents are as set forth in Article 10, and shall not be transferred or affected by an assignment of this Agreement to a design build general contractor.

                                   ARTICLE 11
                            TERMINATION OF AGREEMENT

     11.1 This Agreement may be terminated by Owner, with or without cause, upon ten (10) days prior written notice thereof. In the event this Agreement is terminated due to any default of the Architect under this Agreement, the Architect shall not be entitled to receive any additional compensation for Basic and Additional Services allegedly due. In the event this Agreement is terminated due to any other reason, including but not limited to, termination without cause and at and for Owner's convenience, the Architect shall be paid for services properly performed prior to the termination date in accordance with the compensation and payment provisions hereof. If the date of termination occurs other than at the completion of a Phase as set forth in Article 15, the payment to the Architect for such incomplete Phase shall be prorated in accordance with the percentage of completion at the date of termination as above provided.

     11.2 If Architect is adjudged a bankrupt, or if it makes a general assignment for the benefit of its creditors, or if a receiver is appointed on account of its insolvency, and if in any such event Architect fails to provide Owner with adequate assurances of future performance with ten (10) days of Owner's request therefor, or if Architect is in violation of a material provision of this Agreement, then Owner may, without prejudice to any right or remedy upon giving

ARCHITECT AGREEMENT - Page 18
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

Architect written notice, terminate this Agreement and take possession of all Drawings and Specifications and related documents and finish the Project by whatever method Owner may determine expedient. In such event, Architect shall not be entitled to receive any further payment until the Project has been completed. Upon completion of the Project, Architect shall be entitled to receive all amounts which it would have been entitled to receive under this Agreement less, however, all damages, costs, losses, liabilities, expenses or other claims suffered by Owner whether direct or indirect, consequential, or otherwise.

                                   ARTICLE 12
                            MISCELLANEOUS PROVISIONS

     12.1 Developer shall be Owner's representative with respect to the Project, authorized to act on Owner's behalf and with authority to execute any and all instruments requiring Owner's approval, consent, action or instruction. Architect shall communicate with Owner through Developer, and any and all notices and/or submittals required of Architect under this Agreement or any other Contract Document, including without limitation Requests for Payment, Change Orders, requests for extension of time and/or claims for extras, shall be submitted directly to Developer by Architect.

     12.2 Architect shall and hereby does subordinate any and all liens, rights and interest (whether choate or inchoate and including, without limitation, all mechanics' and materialmen's liens under the applicable laws and statutes of the state of the situs of the project) owned, claimed or held, or to be owned, claimed or held by Architect or anyone else acting or claiming through or under Architect in and to any part of the Work or the property on which the Work is performed, to the liens securing payments of sums now or hereafter borrowed by Owner in connection with construction of the Improvements. Architect shall execute such further and additional evidence of the subordination of any and all liens, rights and interest as Owner's lenders may require, including a form of Subordination Agreement acceptable to Owner. The subordination of lien is made in consideration of and as an inducement to the execution and delivery of this Agreement, and shall be applicable despite any dispute between the parties hereto or any others, or any default by Owner under the Contract Documents or otherwise.

                                   ARTICLE 13
                             SUCCESSORS AND ASSIGNS

     13.1 Owner and Architect respectively bind themselves, their partners, successors, assigns and legal representatives to the other party to this Agreement and to the partners, successors, assigns and legal representatives of such other party with respect to all covenants of this Agreement. Architect shall not assign, sublet or transfer any interest in this Agreement or any monies due or to become due hereunder without the prior written consent of Owner. Architect hereby consents to Developer's assignment to Owner of its entire interest in this Agreement contingent and effective only upon Owner's written acceptance of such assignment, or in connection with a mortgage on, or the sale or transfer of, the Project or any interest therein or any entity holding title thereto; and effective from the date of such assignment, sublease or transfer, Developer shall be released from all obligations to Architect hereunder arising after the

ARCHITECT AGREEMENT - Page 19
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

date of such assignment, sublease or transfer, and Developer shall not be required to pay Architect for any services in connection with the Project rendered after the date of any such assignment, sublease or transfer.

     13.2 Architect understands and acknowledges that Owner may, at Owner's sole option, choose to engage a general contractor for construction of the Project on a design and build basis. In such event, such general contractor shall, without limiting Architect's obligations to the Owner, be responsible to Owner for designing as well as constructing the Project. Architect agrees that Owner may, at any time, assign this Agreement to the general contractor engaged for construction of the Project, and Architect hereby consents to such assignment and agrees that in such event Architect shall perform its obligations hereunder for the general contractor to the same extent as if this Agreement had been originally entered into between such parties and shall look solely to such general contractor for satisfaction of payments or claims hereunder or otherwise in connection with the Project. Specifically, Architect agrees to the continuing use and development following such assignment of any and all design documents prepared pursuant to this Agreement, and that such assignment shall not result in any adjustment of Architect's compensation or time for performance. Architect further consents and agrees that upon the occurrence of the assignment of this Agreement, Developer and Owner shall be released from any and all obligations or liability to the Architect in connection with this Agreement or the Project.

     13.3 Architect agrees that Developer (or Owner) may collaterally assign this Agreement to the Lender(s) in connection with the financing of the Project, and agrees to execute documents evidencing such collateral assignment and consent as may be reasonably required.

                                   ARTICLE 14
                              EXTENT OF AGREEMENT

     14.1 This Agreement represents the entire and integrated agreement and Owner and Architect and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both Owner and Architect.

                                   ARTICLE 15
                             BASIS OF COMPENSATION

     15.1 Basic Compensation

          15.1.1 For Basic Services as described in Article 2, and any other services defined elsewhere in this Agreement as part of the Basic Services, Basic Compensation shall be computed as follows:

     A stipulated sum of One Million, Five Hundred Twenty Thousand, Six Hundred Fifty-Seven and 00/100 Dollars ($1,520,657.00), reduced by the total payments, if any, made under any letter agreement or authorization entered into prior to execution hereof. The Basic Services

ARCHITECT AGREEMENT - Page 20
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

covered by this stipulated sum amount include all services and miscellaneous costs necessary to complete the Basic Services, including but not limited to the following:

     Architecture
     Interior Tenant Finish
     Civil Engineering
     Structural Engineering
     Mechanical, Electrical, Plumbing and Fire Protection Engineering
     Master Planning
     Site Planning
     Landscape and Irrigation
     Interior and Exterior Signage required by Federal, State or local building or access codes
     All Overhead, Administrative and other Costs

          15.1.2 Payments for Basic Services shall be made so that the total Basic Compensation that is paid for each Phase shall equal to the following percentages of the total Basic Compensation:

                                           Shell/Site    Interiors   Total

Schematic Design                    12%    $107,762      $ 60,616    $  168,379

Design Development                  20%     179,604       101,027       280,631

Construction Documents              48%     431,050       242,465       673,515

Construction Administration         20%     179,604       101,027       280,631

Subtotal                           100%     898,020       505,136     1,403,157

Reimbursable Allowance                       87,500      Included        87,500

CAD As-Builts Allowance                      30,000      Included        30,000

     15.1.3 A maximum budgeted allowance of $87,500.00 is included for costs, expenses and other items which might otherwise be categorized as Reimbursable Expenses in connection with design services for the Project's building shell. Within ten (10) days following execution of this Agreement, Architect shall prepare and deliver to Owner for its review and acceptance a budget of anticipated Reimbursable Expenses, segregated by category and amount. Architect shall present actual billings for such costs without any markup, and shall not be entitled to payment out of this line item in excess of the amount thereof set forth above without written authorization from Owner. Architect shall promptly notify Owner if he believes his firm will exceed the allowance during execution of said Project.

ARCHITECT AGREEMENT - Page 21
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

     15.1.4 It is further provided that the maximum budgeted allowance of $30,000.00 is included for the costs and expenses for the preparation of CAD as-built drawings for the building shell and the tenant improvements. Other items of reimbursable expense associated with design services for the Project's tenant improvements are included in the Basic Compensation and shall not be separately reimbursed. Architect shall promptly notify Owner if he believes his firm will exceed the allowance during execution of said Project.

                                  ARTICLE 16
                         OTHER CONDITIONS OR SERVICES

     16.1 During the term of this Agreement, as part of Basic Services hereunder, Architect shall provide to Owner weekly progress reports of the status of Architect's activities hereunder and of the status of the Project and the scheduling of all activities related thereto, all in form and containing such information as Owner may reasonably require.

     16.2 If requested to do so by Owner, at the completion of the Project, Architect shall provide Owner, at no additional cost to Owner, a set of reproducible drawings and specifications (with Architectural and Engineering
Seal) of the Project; however, Owner agrees to indemnify Architect from any and all related expenses arising out of the modification or use of the set on other projects. This set shall become the property of the Owner.

     16.3 Architect shall not transport, store or introduce to the Project, nor specify for use in its design or construction, any hazardous substances, as that term is used in the promulgations of the Environmental Protection Agency or the Texas Natural Resources Conservation Commission.

                                   ARTICLE 17
                             ARCHITECT'S INSURANCE

     17.1 During the performance of its service, and until termination of this Agreement, unless otherwise specified, Architect, at its sole cost and expense, shall carry and maintain insurance with a company or companies acceptable to Owner, insuring Architect as follows:

          (a) Worker's Compensation Insurance and Employer's Liability Insurance to provide statutory worker's compensation benefits as required by the laws of any and all states in which such employees are located or perform services for all Architect's employees to be engaged in the services provided under this Agreement with minimum in occurrence/aggregate limits of 500,000.00.

          (b) Comprehensive General Liability Insurance on an "occurrence" basis, covering all operations of Architect as named insured, including contractual liability for the indemnity and hold harmless agreement set forth in Paragraph 18.1 hereof, against claims for bodily injury or death, including personal injury, and property damage with limits of not less than $5,000,000.00 combined single coverage for bodily injury or death and property damage. Insurance coverage shall also be carried with limits of not less than

ARCHITECT AGREEMENT - Page 22
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

               $5,000,000.00 combined single coverage against bodily injury liability and property damage liability arising out of the use by or on behalf of Architect, its agents and employees, in pursuit of the services provided for in this Agreement, of any owned, nonowned or hired automotive equipment. Coverage shall be continued for at least two (2) years after completion of Architect services under this Agreement.

          (c) Architect's Professional Insurance covering liability imposed by law or by contract arising out of a negligent act, error or omission in the performance of or lack thereof of professional services for others and any physical property damage or injury or death resulting therefrom with a single limit of not less than $2,000,000.00, such insurance to be continued in force for a period not less than two (2) years sixty (60) days after Date of Substantial Completion as certified by the Architect and accepted by the Owner.

     17.2 Architect shall require any and all engineers and consultants engaged or employed by Architect in connection with the performance of Architect's services hereunder to carry and maintain, at all times while engaged in the performance of services covered by this Agreement, insurance with limits and coverages in such amounts as determined from time to time by Architect and Owner, which shall include but not be limited to (i) Workers' Compensation Insurance as required by applicable state law, and (ii) General Liability Insurance with limits of not less than $1,000,000.00 combined single coverage for bodily injury or death and property damage. Architect shall require any such engineers or consultants to furnish Owner such evidence thereof as Owner may reasonably request. Such insurance shall be carried and maintained with a company or companies and be in forms and amounts acceptable to Owner. Engineers stamping drawings shall carry Engineers Professional Liability Insurance covering liability to Owner arising out of an error, omission or negligent act in the performance, or lack thereof, or professional services for others and any physical property damage, or injury or death resulting therefrom, with single limits as follows:

                       $1,000,000.00 occurrence/aggregate

Such insurance is to be continued in force for a period of not less than two (2) years following completion of all Architect's services under this Agreement.

     17.3 All policies of insurance required under the terms of Paragraph 17.1 or Paragraph 17.2 except those described in Paragraph (a) and (c) of Paragraph
17.1 and the penultimate sentence of Paragraph 17.2 shall name Developer and Owner as additional insureds and shall contain a waiver of subrogation in favor of Developer and Owner, except for professional liability insurance. Each insurance policy required under this Article shall contain a standard severability of interest clause which provides that the insurance applies separately to each

ARCHITECT AGREEMENT - Page 23
-------------------
insured and the requirement of a blanket notice from the insurer to each named and additional insured at least sixty (60) days prior to the nonrenewal or cancellation of the policy.

     17.4 Architect shall furnish Owner with certificates showing that all insurance is being maintained as required herein. Upon renewal of any such insurance that expires before the completion of Architect's services under this Agreement, Owner shall be provided with renewal certificates or binders upon expiration, together with evidence of payment of premiums thereon.

                                   ARTICLE 18
                                INDEMNIFICATION

     18.1 ARCHITECT SHALL INDEMNIFY AND HOLD DEVELOPER, OWNER AND THEIR RESPECTIVE OFFICERS, EMPLOYEES AND CORPORATE AFFILIATES HARMLESS FROM AND AGAINST ALL DAMAGES, CAUSES OF ACTION, LIABILITIES, LOSSES AND EXPENSES, INCLUDING BUT NOT LIMITED TO ATTORNEYS' FEES, TO THE EXTENT ARISING OUT OF OR RESULTING FROM (A) ANY BREACH OF THE TERMS, CONDITIONS, COVENANTS, CONTAINED IN THIS AGREEMENT BY ARCHITECT, ITS EMPLOYEES, SERVANTS, CONSULTANTS OR OTHER PERSONS OR ENTITIES FOR WHOM IT IS RESPONSIBLE, (B) ANY NEGLIGENT ACT OR OMISSION OF ARCHITECT, ITS EMPLOYEES, OR CONSULTANTS WHICH RESULTS IN BODILY OR PERSONAL INJURY, SICKNESS, DISEASE OR DEATH, OR INJURY TO OR DESTRUCTION OF TANGIBLE PROPERTY INCLUDING THE LOSS OF USE THEREOF ON A COMPARATIVE FAULT BASIS, AND WHETHER OR NOT SUCH CLAIM, DAMAGE OR EXPENSE IS CAUSED IN PART BY THE NEGLIGENCE OR OTHER ACT OR OMISSION OF A PARTY INDEMNIFIED HEREUNDER. SUCH OBLIGATION SHALL NOT BE CONSTRUED TO NEGATE, ABRIDGE, OR OTHERWISE REDUCE ANY OTHER RIGHT OR OBLIGATION OF INSURANCE OR INDEMNITY WHICH WOULD OTHERWISE EXIST AS TO ANY PARTY OR PERSON DESCRIBED HEREIN.

                                   ARTICLE 19
                             COMPLETION CERTIFICATE

     19.1 Architect shall perform its duties as specified herein so that, at the completion of the Project, Architect will execute, and if necessary be a party to, a written instrument(s) in form and substance satisfactory to Owner stating that to the best of Architect's knowledge, information and belief the Project has been constructed and completed in accordance with the Contract Documents.

                                   ARTICLE 20
                          LIMITATION AGAINST DEVELOPER

     20.1 It is understood and agreed that notwithstanding Developer's development of the Project for Owner that this Agreement is by and between Owner and Architect, and that Developer is not a party hereto. Developer's duties and responsibilities are as specifically set

ARCHITECT AGREEMENT - Page 24
-------------------
forth herein, and Architect agrees to look solely to Owner for payment and recovery of any amounts due for Architect's Services or otherwise in connection with the Project. In no event shall Architect have any claim against any partners of Owner, any limited partners of Developer, or any partners of the partners of Owner, or the officers, directors, employees or shareholders of any corporate partner of Developer or Owner or any corporate partner of a partner of Owner, any and all such claims being hereby unconditionally waived by Architect.

                                   ARTICLE 21
                                CONFIDENTIALITY

     21.1 Owner is furnishing Architect with certain information in connection with the Owner and the Project. As a condition to the receipt of such information, Architect agrees to treat confidentially any information concerning the Owner or the Project which is furnished to Architect or of which Architect becomes aware, whether furnished or discovered before or after the date of this Agreement, together with analyses, compilations, studies or other documents or records prepared by Architect or its directors, officers, employees, advisors, consultants or representatives (collectively, "Representatives"), all such information being referred to herein as the "Material."

     21.2 Architect hereby agrees that the Material will be used solely for the purpose of performance under this Agreement and that the Material will be kept confidential by Architect and its Representatives; provided, however, that (i) any of the Material may be disclosed to Architect's Representatives who need to know the information contained therein for the purpose described above (it being understood that (a) such Representatives shall be informed by Architect of the confidential nature of such information and Architect shall cause such Representatives to treat such information confidentially, (b) Architect shall maintain a list of those persons to whom such information has been disclosed, which list shall be presented to Owner upon request, and (c) in any event Architect shall be responsible for any breach of this Agreement by any of its Representatives), and (2) any disclosure or other use of the Material may be made to which the Owner consents in advance in writing.

     21.3 Without the prior written consent of Owner, Architect will not, and will direct Architect's Representatives to not, disclose the Material or to disclose to any person the fact that the Material has been made available to Architect or that Architect has inspected any portion of the Material. Without limitation on the foregoing, Architect and its Representatives will not discuss the Material, including any prospective site locations for the Project with members of the press, brokers or any other persons.

     21.4 It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Article of the Agreement and that Owner shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach of the provisions of the Article. Such remedy shall not be deemed to be exclusive remedy for breach of this Agreement, but shall be in addition to all other remedies available at law or equity to Owner.

ARCHITECT AGREEMENT - Page 25
-------------------

     21.5 The provisions relating to confidentiality in this Article of the Agreement shall terminate five (5) years from the date hereof or sooner if so allowed in writing by Owner.

                                   ARTICLE 22
                          NOTICES AND OTHER PROVISIONS

     22.1 All notices, demands, approvals and requests given by either party to the other hereunder shall be in writing and shall be personally delivered or sent by telecopy (with hard copy to follow) or registered or certified mail, postage prepaid, to the parties at the following addresses:

     If to Owner:             Wells Operating Partnership, L.P.
                              c/o Wells Capital, Inc.
                              Attn: Senior Vice President Asset Management
                              Suite 250
                              6200 The Corners Parkway
                              Norcross, Georgia 30092
                              Fax:  (770) 200-8199


     with a copy to:          Troutman Sanders LLP
                              Attention: Mr. John W. Griffin
                              600 Peachtree Street, N.E.
                              Suite 5200
                              Atlanta, Georgia 30308-2216
                              Fax: (404) 962-6577 and (404) 885-3900

     with a copy to:          Champion Partners, Ltd.
                              Attn: Robert D. Poynor
                              Suite 100
                              15601 Dallas Parkway
                              Addison, Texas 75001
                              Fax: (972) 490-5599

     If to Architect:         HKS, Inc.
                              1919 McKinney Avenue
                              Dallas, Texas 75201
                              Attn: Daniel Jeakins
                              Fax: (214) 969-3397

Either party may at any time change its respective address by sending written notice to the other party of the change in the manner hereinabove prescribed. Notices shall be deemed to be given upon the earlier to occur of actual receipt or on the third business day after mailing. Fax notices shall not be effective unless confirmation of receipt is provided. Each party hereto agrees to provide immediate confirmation of receipt of fax notices.

ARCHITECT AGREEMENT - Page 26
-------------------

     22.2 Each party to this Agreement has been represented by legal counsel, or has had the opportunity to be represented by legal counsel, and each party has had the opportunity to equally participate in the negotiation, preparation and drafting of this Agreement. In the event of any dispute between the parties hereto, the prevailing party in any proceeding shall be entitled to be reimbursed by the other party for its reasonable attorneys' fees, paralegal charges, other related legal costs and expenses, court costs and, if applicable, arbitration costs and fees.

     22.3 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute but one agreement.

     22.4 The headings for any paragraphs of this Agreement are for convenient reference only, and shall not be deemed to be operative or relied upon for construction of this Agreement for any purpose.

     22.5 Architect represents and warrants that the person responsible for sealing and signing documents and for furnishing and performing architectural services in connection with this Agreement shall be a registered architect, licensed to practice the profession of architecture pursuant to Article 249a of the Texas Revised Civil Statutes, and in good standing and in compliance with the rules, regulations and requirements of the Texas Board of Architectural Examiners and Title 22 of the Texas Administrative Code.

     22.6 Architect agrees that its selection and the award of this contract to it is based in significant part on the personnel which Architect has proposed for the performance hereof. Architect agrees that the following individuals will have and perform the roles indicated for them and will remain in such capacity, serving the needs of the Project through completion of construction, punch list and close out, and their involvement with and commitment to the Project shall not be reduced: Grant Simpson, David Meyer, Jay Waters and Bill Maguire.

ARCHITECT AGREEMENT - Page 27
-------------------

IN WITNESS WHEREOF, this Agreement is entered into as of the day an first written above.


                         WELLS OPERATING PARTNERSHIP, L.P.,
                         a Delaware limited partnership

                         By: Wells Real Estate Investment Trust, Inc., a Maryland corporation, its general partner

                              By: /s/ Douglas P. Williams
                                 ---------------------------------
                              Name: Douglas P Williams
                                   -------------------------------
                              Title: Executive Vice President
                                    ------------------------------


                         HKS, INC.
                         a Texas corporation

                              By: /s/ [ILLEGIBLE]
                                 ---------------------------------
                              Name: [ILLEGIBLE]
                                   -------------------------------
                              Title: President
                                    ------------------------------


The Texas Board of Architectural Examiners, P.O. Box 12337, Austin, Texas 78711-2337 or 333 Guadalupe, Suite 2-350, Austin, Texas 78701-3942, (512) 305-9000 has
jurisdiction over individuals licensed under the Architects' Registration Law, Texas Civil Statutes, Article 249a.

ARCHITECT AGREEMENT - Page 28
-------------------

                                   EXHIBIT A

                                DESIGN CRITERIA
                 (PRELIMINARY BUILDING PLANS & SPECIFICATIONS)



(1) Nissan Motor Acceptance Corporation Conceptual Structural Foundation & Framing Plan, dated February 28, 2001, 4 sheets (S1.01, S2.01, S2.02, S2.03) prepared by Brockette Davis Drake, Inc.

(2) Nissan Motor Acceptance Corporation Specification/Narratives, dated August 30, 2000, prepared by HKS Architects and Brockette Davis Drake, The SWA Group, Blum Consulting Engineering and The Staubach Company, as follows:

     (i)    Interior Space Requirements Program, 16 pages
     (ii)   Architectural/Interior Design Narrative (Shell), 5 pages
     (iii) Architectural/Interior Design Narrative (Interiors), 8 pages, Revised November 27, 2000
     (iv)   Landscape Design Narrative, 1 page
     (v)    MEP Shell Building Outline Specifications, 32 pages
     (vi)   MEP Interior Finishout Narrative, 4 pages

(3)  Developer Scope Summary Form (no date), 4 pages

(4) Site Plan, as prepared by HKS, dated February 21, 2001 (superceded by 4/17/01 set).

(5)  Outline Specification:  Roof, Glazing & Elevators, dated February 21, 2001.

(6) Finish System for Preliminary Design, prepared by HKS, dated February 27, 2001.

(7) Yasuda Fire & Marine Insurance Company letter of document review dated August 30, 2000.

(8) HKS Architects' memo of Construction Type Options (for fire rating) not dated.

(9)  HKS Architects' Revised Plans; 6 sheets, dated April 17, 2001.

(10) Blum Consulting Engineers' memo specifications of McQuay equipment, dated April 24

                                    EXHIBIT B





                     GENERAL CONDITIONS OF THE CONTRACT FOR
                             THE ARCHITECT AGREEMENT

                                 BY AND BETWEEN
                        WELLS OPERATING PARTNERSHIP, L.P.
                                       AND
                                    HKS, INC.

                     GENERAL CONDITIONS OF THE CONTRACT FOR
                   THE DESIGN AND BUILD CONSTRUCTION AGREEMENT

Article           Index                                                                                         Page
-------           -----                                                                                         ----
ARTICLE 1  CONTRACT DOCUMENTS................................................................................     1
         1.1      DEFINITIONS................................................................................     1
                  1.1.1    THE CONTRACT DOCUMENTS............................................................     1
                  1.1.2    THE CONTRACT......................................................................     1
                  1.1.3    THE WORK..........................................................................     1
                  1.1.4    THE PROJECT.......................................................................     1
         1.2      EXECUTION, CORRELATION, INTENT AND INTERPRETATIONS.........................................     1
         1.3      ORDER OF PRECEDENCE........................................................................     5
         1.4      COPIES FURNISHED AND OWNERSHIP.............................................................     5
         1.5      DOCUMENTS TO BE KEPT ON THE JOBSITE........................................................     5
ARTICLE 2  ADMINISTRATION....................................................................................     6
         2.1      ADMINISTRATION OF THE CONTRACT.............................................................     6
         2.2      MEETINGS...................................................................................     6
ARTICLE 3  OWNER.............................................................................................     7
         3.1      DEFINITION.................................................................................     7
         3.2      INFORMATION AND SERVICES...................................................................     7
         3.3      RIGHT TO STOP THE WORK.....................................................................     7
         3.4      RIGHT TO CARRY OUT THE WORK................................................................     7
ARTICLE 4  DESIGN/BUILDER....................................................................................     8
         4.1.     DEFINITION.................................................................................     8
         4.2      REVIEW OF CONTRACT DOCUMENTS...............................................................     8
         4.3      SUPERVISION AND CONSTRUCTION PROCEDURES....................................................     8
         4.4      LABOR MATERIALS AND QUALITY CONTROL........................................................     9
         4.5      WARRANTY...................................................................................    10
         4.6      TAXES......................................................................................    11
         4.7      PERMITS, FEES AND NOTICES..................................................................    12
         4.8      CASH ALLOWANCES............................................................................    12
         4.9      DESIGN/BUILDER'S REPRESENTATIVES...........................................................    12
         4.10     PROJECT SCHEDULE...........................................................................    13
         4.11     SHOP DRAWINGS AND SAMPLES..................................................................    13
         4.12     USE OF SITE................................................................................    16
         4.13     CUTTING AND PATCHING OF WORK...............................................................    16
         4.14     CLEANING UP................................................................................    17
         4.15     COMMUNICATIONS.............................................................................    18
         4.16     ROYALTIES AND PATENTS......................................................................    18
         4.17     PROTECTION OF THE WORK.....................................................................    18
         4.18     PEST CONTROL...............................................................................    18
         4.19     PROJECT MEETINGS...........................................................................    18
         4.20     CASH FLOW PROJECTIONS......................................................................    19
ARTICLE 5  SUBCONTRACTORS....................................................................................    19
         5.1      DEFINITION.................................................................................    19

         5.2      AWARD OF SUBCONTRACTS AND OTHER CONTRACTS FOR PORTIONS OF THE WORK.........................    20
         5.3      SUBCONTRACTUAL RELATIONS...................................................................    21
ARTICLE 6  SEPARATE CONTRACTS................................................................................    22
         6.1      RIGHT TO AWARD SEPARATE CONTRACTS..........................................................    22
         6.2      MUTUAL RESPONSIBILITY OF CONTRACTORS.......................................................    22
         6.3      CUTTING AND PATCHING UNDER SEPARATE CONTRACTS..............................................    22
         6.4      RIGHT TO CLEAN UP..........................................................................    23
ARTICLE 7  MISCELLANEOUS PROVISIONS..........................................................................    23
         7.1      GOVERNING LAW..............................................................................    23
         7.2      SUCCESSORS AND ASSIGNS.....................................................................    23
         7.3      WRITTEN NOTICE.............................................................................    23
         7.4      CLAIMS FOR DAMAGES.........................................................................    23
         7.5      PERFORMANCE BOND AND LABOR AND MATERIAL PAYMENT BOND.......................................    24
         7.6      RIGHTS AND REMEDIES........................................................................    24
         7.7      TESTS......................................................................................    24
         7.8      INTEREST...................................................................................    25
         7.9      DISPUTES...................................................................................    25
         7.10     MISCELLANEOUS..............................................................................    25
ARTICLE 8  TIME..............................................................................................    26
         8.1      DEFINITIONS AND SUBSTANTIAL COMPLETION.....................................................    26
         8.2      PROGRESS AND COMPLETION....................................................................    26
         8.3      DELAYS AND EXTENSIONS OF TIME..............................................................    27
ARTICLE 9  PAYMENTS AND COMPLETION...........................................................................    27
         9.1      CONTRACT SUM...............................................................................    27
         9.2      SCHEDULE OF VALUES.........................................................................    27
         9.3      PROGRESS PAYMENTS..........................................................................    27
         9.4      PAYMENT....................................................................................    29
         9.5      PAYMENTS WITHHELD..........................................................................    29
         9.6      FAILURE OF PAYMENT.........................................................................    29
         9.7      OCCUPANCY..................................................................................    29
         9.8      FINAL COMPLETION AND FINAL PAYMENT.........................................................    30
ARTICLE 10  PROTECTION OF PERSONS AND PROPERTY...............................................................    31
         10.1     SAFETY PRECAUTIONS AND PROGRAMS............................................................    31
         10.2     SAFETY OF PERSONS AND PROPERTY.............................................................    31
         10.3     EMERGENCIES................................................................................    32
ARTICLE 11  INSURANCE........................................................................................    32
         11.1     DESIGN/BUILDER'S LIABILITY INSURANCE.......................................................    33
         11.2     OTHER INSURANCE REQUIREMENTS...............................................................    35
         11.3     PROPERTY INSURANCE.........................................................................    35
         11.4     LOSS OF USE INSURANCE......................................................................    36
         11.5     SUBCONTRACTORS' INSURANCE..................................................................    36
         11.6     TRANSITION INSURANCE.......................................................................    38
ARTICLE 12  CHANGES IN THE WORK..............................................................................    38
         12.1     CHANGE ORDERS..............................................................................    38

         12.2     CLAIMS FOR ADDITIONAL COST OR TIME.........................................................    39
ARTICLE 13  UNCOVERING AND CORRECTION........................................................................    40
         13.1     UNCOVERING OF WORK.........................................................................    40
         13.2     CORRECTION OF WORK.........................................................................    40
         13.3     ACCEPTANCE OF DEFECTIVE OR NON-CONFORMING WORK.............................................    41
ARTICLE 14  MANUFACTURER'S MATERIALS AND PRODUCTS............................................................    42
         14.1     INTENT OF SPECIFICATION....................................................................    42
         14.2     SUBSTITUTIONS..............................................................................    42
         14.3     INSTALLATION...............................................................................    42
ARTICLE 15  SUBSURFACE AND SITE INFORMATION..................................................................    42
         15.1     SITE CONDITIONS AND DESIGN/BUILDER'S RESPONSIBILITY........................................    42

                    GENERAL CONDITIONS OF THE CONTRACT FOR
                  THE DESIGN AND BUILD CONSTRUCTION AGREEMENT

                                   ARTICLE 1

                              CONTRACT DOCUMENTS
                              ------------------

1.1    DEFINITIONS
       -----------

1.1.1  THE CONTRACT DOCUMENTS
       ----------------------

       The Contract Documents consist of those documents identified on Exhibit B
                                                                       ---------
to the Design and Build Construction Agreement and as said Exhibit may be amended from time to time.

       If there is any inconsistency or ambiguity in any of the Contract Documents, the governing document will be as listed in Paragraph 1.3 of the General Conditions.

       The Contract Documents includes the Advertisement or Invitation to Bid and the Instructions to Bidders, but does not include the Design/Builder's Bid or any other Bidding Documents, unless specifically enumerated in the Agreement.

1.1.2  THE CONTRACT
       ------------

       The Contract Documents form the Contract for Construction and are sometimes referred to as the "Contract". The Contract represents the entire and integrated agreement between the parties hereto and supersedes all prior negotiations, representations, or agreements, either written or oral. Nothing contained in the Contract Documents shall create any contractual relationship or third party beneficiary relationship between the Developer or the Owner and any Subcontractor or Sub-subcontractor or between any persons or entities other than between the Owner and the Design/Builder.

1.1.3  THE WORK
       --------

       The Work comprises the completed construction required by the Contract Documents and includes all labor, materials, equipment and supervision necessary to produce the Project, functioning properly, including all items necessary or appropriate to permit the proper and full utilization of the Project.

1.1.4  THE PROJECT
       -----------

       The Project is the total construction of which the Work performed under the Contract Documents may be the whole or a part.

1.2    EXECUTION, CORRELATION, INTENT AND INTERPRETATIONS
       --------------------------------------------------

1.2.1 The intent of the Contract Documents is to include all items necessary for the proper execution and completion of the Work by the Design/Builder. The Contract Documents are complementary, and what is required by one shall be as binding as if required by all and performance by the Design/Builder shall be consistent with the requirements of the Contract Documents and those matters reasonably inferable from them as being necessary to produce the intended results.

1.2.2 Organization of the Specifications into divisions, sections and articles, and arrangement of Drawings shall not control the Design/Builder in dividing the Work among Subcontractors or in establishing the extent of Work to be performed by any trade.

1.2.3 Unless otherwise stated in the Contract Documents, words which have well-known technical or construction industry meanings are used in the Contract Documents in accordance with such recognized meanings.

1.2.4 By executing the Design and Build Construction Agreement Design/Builder represents that:

       1. it has examined all Contract Documents and all Exhibits attached thereto, the Project Site, and the accessibility to and general character of said Site;

       2. the Contract Documents are complete, coordinated, and will allow for proper and timely construction of the Work;

       3. it has visited the Site, and has satisfied itself as to the nature of the Work, the conditions of any visible existing buildings, structures or features at the Site, the condition of the soil, the Specifications, the Drawings, the character of the equipment and facilities needed preliminary to and during the prosecution of the Work, the general and local conditions under which the Work is to be performed, the construction hazards, and all other matters witch could be reasonably ascertained and in any way affect the Work under the Contract Documents, and has correlated its observations with the requirements of the Contract Documents; and

       4. the Contract Sum for performance of the Contract includes any and all costs as required by the Contract Documents or as reasonably inferable therefrom as being necessary to completely construct and perform the Work under the above mentioned conditions.

1.2.5  Design/Builder understands and agrees that:

       1. If an item of Work is shown on the Drawings and not specified, or specified and not shown on the Drawings, or neither specified or shown but considered to be incidental to the Work and the accepted practice of the respective trade, or required for total completion of the Work and the Project, it shall be construed to be both shown and specified and shall be included in the scope of Work and within the Contract Sum.

         2. Design/Builder shall complete all Work in accordance with the requirements of Contract Documents and make no change therefrom without having first received written authorization from Owner or its authorized representative. Where detailed information is lacking, before proceeding with Work, Design/Builder shall refer the matter to Developer for further information. Design/Builder shall be solely responsible for all extra cost and extra time for changes made to Work without having received prior written authorization from Owner or its authorized representative.

         3. If Work is required in such a manner as to make it impossible to produce first-class Work, or should discrepancies appear among Contract Documents, Design/Builder shall request clarification from the Developer before proceeding with the affected part of the Work. If Design/Builder fails to obtain such clarification before proceeding with such portion of the Work, no excuse thereafter will be entertained for failure to carry out Work in satisfactory manner, and Design/Builder shall be solely responsible for all extra cost and time for proceeding with such Work without receiving clarification from Developer.

         4. Mention herein or indication on the Drawings of articles, materials, or operations means that the Design/Builder shall provide each item mentioned or indicated of the quality noted, perform each operation prescribed according to conditions stated, and provide therefor all necessary labor, equipment and incidentals pertaining thereto.

         5. Should conflict occur in or between Drawings and Specifications which is not clarified by the order of precedence specified herein, Design/Builder is deemed to have estimated on the more expensive of the various ways shown for doing the Work unless he shall have asked for and obtained written decision from the Developer as to which method or materials will be required.

         6. The Work to be performed by Design/Builder shall conform with and satisfy the requirements of the Contract Documents, including without limitation the requirements of the Design and Build Construction Agreement.

1./2./6 Written interpretations necessary for the proper execution or progress of the Work, in the form of Drawings or otherwise, will be issued by Developer promptly after written request therefore by Design/Builder. Design/Builder shall make written request to Developer for such interpretations as soon as possible after the need for such interpretations is identified by Design/Builder. Such interpretations shall be consistent with and reasonably inferable from the Contract Documents.

1.2.7 Any discrepancies or omissions found in the Contract Documents by Design/Builder shall be reported to Owner and Developer promptly and in all events prior to proceeding with any portion of the Work affected thereby. Developer will clarify discrepancies or omissions in writing, promptly after written requests are received from the Design/Builder. Failure by Design/Builder to request interpretations and/or report discrepancies promptly after discovery and before incurring additional expense as a result of any potential Contract Document deficiency will cause any such additional costs to be included within the original Contract Sum.

1.2.8 Design/Builder's and Subcontractor's responsibility: Design/Builder and Subcontractor(s) for all trades involved in the Project shall be responsible to familiarize themselves with the Work of all other trades included in this Project. Each of the Subcontractors shall be responsible for all Work not only shown or implied on the Drawings that pertain to the Subcontractor's Work, but also his Work as shown on other trade drawings. Design/Builder and Subcontractors for all trades are, hereby cautioned to carefully study all Drawings and Specifications including but not limited to architecture, engineering, interior design, and consultants drawings, with the understanding that any item of equipment or integral part of the Work or the Project requiring plumbing, heating, venting and/or air conditioning (H.V.A.C.), or electrical connections, shown on the Drawings or the Contract Documents, the corresponding Design/Builder or Subcontractor is nevertheless responsible for the connection of these items or parts to his particular service and has included all such connections in his contract price.

1.2.9 Design/Builder is responsible for coordinating all Subcontractor bids and work of all trades to ensure that all Work shown or specified is included in the Contract Sum specified in the Agreement. Particular care is required in Design/Builder's coordination of the H.V.A.C., plumbing, electrical, roofing and fire protection and other trades 'with each other and with the other trades. In no case will Developer arbitrate disputes over which trade is to furnish work. In no case will Owner become liable for additional payments over and above the Contract Sum specified in the Agreement due to failure of Design/Builder to resolve any such disputes.

1.2.10 Should the Drawings disagree themselves, figures shall govern over scaled measurements, large scaled Drawings shall govern over small scale Drawings, the greater quantity of work or materials shall be furnished and performed; the descriptive writings shall govern over legends indicating material or conditions and the Agreement takes precedence over all other Contract Documents.

1.2.11 The words "approved", "inspected", "directed", "selected", and similar words and phrases shall be presumed to be followed by "by Owner". The words "satisfactory", "submitted", "reported", and similar words and phrases shall be presumed to be followed by "to Owner". Words like 'install", "provide", "locate", "furnish", and "supply" shall be construed to include complete furnishings and installation or construction.

1.2.12 In the interest of brevity the Contract Documents frequently omit modifying words such as "all" and "any" and articles such as "the" and "an," but the fact that a modifier or an article is absent from one statement and appears in another is not intended to affect the interpretation of either statement.

1.3    ORDER OF PRECEDENCE
       -------------------

1.3.1 If there is any inconsistency or ambiguity in any of the Contract Documents, the governing document will be that listed first below, except in the case of any ambiguity or inconsistency within either the Drawings or Specifications, the more expensive of the methods shown or specified shall be controlling and of which the cost shall be within the Contract Sum.

       1.     Modifications
       2.     The Agreement
       3.     These General Conditions
       4.     Special Conditions of the Contract, if any,
       5.     Addenda
       6.     Specifications and Drawings
              a)   Detailed information
              b)   General information

       Nothing in this paragraph relieves Design/Builder of his responsibility to report any discrepancies to the Owner.

1.4    COPIES FURNISHED AND OWNERSHIP
       ------------------------------

1.4.1 Design/Builder will furnish as part of the Contract Sum all copies and transparencies of Drawings, Specifications, Addenda, bulletins and details necessary for the execution of the Work and for Owner's and Developer's use and permanent records. Copies of the above will be made by Design/Builder. Printing and copying costs are included in the Contract Sum.

1.4.2 All Drawings, Specifications and copies thereof, whether furnished by or on behalf of Design/Builder any architect engaged with Design/Builder or furnished by Owner or Developer are and shall remain Owner's property. They are not to be used on any other project and are to be delivered to Developer on request or at the completion of the Work.

1.4.3 Design/Builder will promptly provide to Owner, free of charge, copies of all Drawings and Specifications and all contracts, change orders, demand or default letters and all other material documents with, among or from Subcontractors and Sub-subcontractors.

1.5    DOCUMENTS TO BE KEPT ON THE JOBSITE
       -----------------------------------

1.5.1 The Design/Builder shall maintain at the site for the Developer one record copy of all Drawings, Specifications, Addenda, Change Orders and other Modifications, approved Shop Drawings, Product Data and Samples in good order and marked to record all changes made during the course of completing any Work. The same shall be available to the Owner. The Drawings, marked to record all such changes made, shall be delivered to the Owner upon completion of the Work.

                                   ARTICLE 2

                                ADMINISTRATION
                                --------------

2.1    ADMINISTRATION OF THE CONTRACT
       ------------------------------

2.1.1 The Developer will provide administration of the Contract as hereinafter described. The provisions hereof shall not be construed as a limitation on any other obligation of the Design/Builder under its agreement with Owner. If the Owner or its representative is required to make excessive visits to the Project Site because of defective materials or workmanship, unnecessary R.F.I.s by Design/Builder where the information is available in Contract Documents, to provide consents due to late submittals of shop drawings or samples by Design/Builder, or for any other reason caused by Design/Builder's failure to perform in accordance with the Contract Documents, then, at the direction of Owner, such costs incurred, including salary, fringe benefits and travel costs of personnel shall be a back-charge to Design/Builder by deductive Change Order. Design/Builder agrees to likewise back-charge any Subcontractor which may be responsible by, deductive Change Order to the Subcontractor.

2.1.2 The Owner and the Developer shall at all times have access to the Work wherever it is in preparation and progress, and the Design/Builder shall provide facilities for such access.

2.1.3 Owner's decisions in matters relating to artistic effect will be final if consistent with the intent of the Contract Documents.

2.1.4 The Owner or its authorized representative will have authority to reject Work which does not conform to the Contract Documents. Whenever Owner or its authorized representative, in its opinion considers it necessary or advisable for the implementation of the intent of the Contract Documents, Developer shall have authority to require special inspection or testing of the Work in accordance with Paragraph 7.7 whether or not such Work be then fabricated, installed or completed. However, neither the Owner's authority to act under this Subparagraph 2.1.4, nor any decision made in good faith either to exercise or not to exercise such authority shall give rise to any duty or responsibility of the Owner or Developer to the Design/Builder, any Subcontractor, any of their agents or employees, or any other person under them performing any of the Work.

2.1.5 The Owner or its authorized representative shall have the right but not the obligation to review and/or take appropriate action upon Design/Builder's submittals such as Shop Drawings, Product Data and Samples.

2.2    MEETINGS
       --------

2.2.1 Design/Builder and Owner or its authorized representative shall meet on such basis and frequency as Owner shall require to review the progress of the Work (including review of the schedule for the Work) and to facilitate communication between Design/Builder and Owner. Design/Builder agrees to provide at such meetings such data and information relating to the Work as is contemplated by the Contract Documents or required by Owner, including without limitation that described in Paragraph 4.20 hereof.

                                   ARTICLE 3

                                     OWNER
                                     -----

3.1    DEFINITION
       ----------

3.1.1 The Owner is the person or entity identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number and masculine in gender. The term Owner means the Owner or his authorized representative designated in writing by Owner.

3.2    INFORMATION AND SERVICES
       ------------------------

3.2.1 The Owner shall cause to be furnished all surveys describing the physical characteristics, legal limitations and utility locations for the site of the Project, and a legal description of the site.

3.2.2 Except for permits and fees that are the responsibility of Design/Builder under the Contract Documents, Developer shall obtain and pay for necessary easements for permanent and temporary structures or facilities or for permanent changes in existing facilities, necessary approvals, assessments, excess facility charges for permanent utility service, air rights, if required, and charges required for construction, use or occupancy of the Work. Design/Builder shall pay, as part of the Contract Sum, for all building permits, licenses and fees for the Work, facility charges for temporary utility service and for Certificates of Occupancy.

3.2.3. Information or services under the Owner's control shall be furnished by the Owner with reasonable promptness to avoid delay in the orderly progress of the Work.

3.2.4 The foregoing are in addition to other duties and responsibilities of the Owner enumerated herein and especially those in respect to work by Owner or by Separate Contractors, Payments and Completion, and Insurance in Articles 6, 9 and 11, respectively.

3.3    RIGHT TO STOP THE WORK
       ----------------------

3.3.1 If the Design/Builder fails to correct defective Work or fails to carry out the Work in accordance with the Contract Documents, the Owner may order the Design/Builder to stop the Work, or any portion thereof until the cause for such order has been eliminated or, at Owner's sole option, terminate Design/Builder's performance of the Agreement. Any additional costs incurred by Owner shall be deducted from payments due Design/Builder by deductive Change Order and Design/Builder hereby waives any claims to such payments. The right of Owner to stop the Work shall not give rise to a duty on the part of Developer to exercise this right for the benefit of the Design/Builder or any other person(s) or entity(ies).

3.4    RIGHT TO CARRY OUT THE WORK
       ---------------------------

3.4.1 If the Design/Builder fails or neglects to carry out the Work in accordance with the Contract Documents and fails within five (5) days after receipt of written notice from Owner to commence and continue correction of such failure or neglect with diligence and promptness, the Owner may after such five (5) day period and without further notice and without prejudice to any other remedy Owner may have, make good such failure of performance by the Design/Builder. In such case an appropriate Change Order shall be issued deducting from the payments then or thereafter due the Design/Builder the cost of correcting deficiencies in the Work and/or failure of performance, including compensation for any architect's additional services made necessary by such neglect or failure, and further including Owner's internal costs and expenses, plus an additional fifteen percent (15%) of all such cost and expenses associated with carrying out such work, as overhead. If the payments then or thereafter due the Design/Builder are not sufficient to cover such amount, the Design/Builder shall pay the difference to the Owner.

                                   ARTICLE 4

                                DESIGN/BUILDER
                                --------------

4.1.   DEFINITION
       ----------

4.1.1. The Design/Builder is the person or entity identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number and masculine in gender. The term Design/Builder means the Design/Builder or his authorized representative.

4.2    REVIEW OF CONTRACT DOCUMENTS
       ----------------------------

4.2.1 The Design/Builder's duties include the design as well as the construction of the Work, and the Design/Builder is responsible for the preparation of the Drawings and the Specifications. The Design/Builder shall carefully study and compare the Contract Documents and shall promptly, and in all events prior to proceeding with any portion of the Work affected thereby, report to the Developer any error, inconsistency or omission he may discover.
In accordance with Design/Builder's obligation to both design and build the Work, Design/Builder shall be liable to the Developer for any damage resulting from errors, inconsistencies or omissions in the Contract Documents whether or not Design/Builder shall have reported such matter to Developer. The Design/Builder shall perform no portion of the Work at any time without Contract Documents, or, where required, approved Shop Drawings, Product Data or Samples for such portion of the Work.

4.3    SUPERVISION AND CONSTRUCTION PROCEDURES
       ---------------------------------------

4.3.1 The Design/Builder shall supervise and direct the Work, using his best skill and attention. Design/Builder shall be responsible for all construction means, methods, techniques, sequences and procedures and for coordinating all portions of the Work, including all component coordination for complete systems.

4.3.2 Design/Builder will perform and assume all responsibility for all layout work. Design/Builder shall, immediately upon entering the site for the Project for purpose of beginning Work, locate general reference points and take such action as is necessary to prevent their destruction; lay out Design/Builder's own Work and be responsible for all lines, elevations and measurements of building elements, utilities and other Work executed by Design/Builder under the Contract Documents. Design/Builder must verify all figures shown on Drawings before laying out Work and any cost or expense resulting from failure to exercise such precautions shall be the expense of Design/Builder.

4.3.3 The Design/Builder shall erect ample storage shed space for building materials requiring shelter from the weather and shall locate same where consented to by the Developer. Material proposed to be stored outdoors on the site must be consented to by the Developer in advance and shall be located only where so directed or consented to by the Developer.

4.3.4 The Design/Builder shall be responsible to the Developer for the acts and omissions of his employees, Subcontractors, Sub-subcontractors and their agents and employees, and other persons performing any of the Work under a contract with the Design/Builder.

4.3.5 The Design/Builder shall not be relieved from his obligations to perform the Work in accordance with the Contract Documents either by the activities or duties of the Developer in administration of the Contract, or by inspections, tests or approvals required or performed under Paragraph 7.7 by persons other than the Design/Builder.

4.3.6 The Design/Builder shall provide, install, and maintain all the necessary utilities for the Project. The Design/Builder shall pay for the cost of all utilities used from the time such connections are made to the date of Substantial Completion. Design/Builder acknowledges that it has included all costs included in this Paragraph in the Contract Sum.

4.3.7 The Design/Builder shall be responsible for inspection of portions of Work already performed to determine that such portions are in proper condition to receive subsequent Work.

4.4    LABOR MATERIALS AND QUALITY CONTROL
       -----------------------------------

4.4.1 Unless otherwise expressly provided in the Contract Documents, the Design/Builder shall provide and pay for all labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation, and other facilities and services necessary for the proper completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work. Developer shall make necessary arrangements for permanent utility service, and shall arrange for payment of all necessary user or hook-up fees in connection therewith.

4.4.2 The Design/Builder shall at all times enforce strict discipline and good order among all persons performing Work and shall not employ on the Work any unfit person or anyone not skilled in the task assigned to him.

4.4.3 All Work done and all material and equipment furnished by Design/Builder shall strictly conform to the Contract Documents. The acceptance at any time of materials by or on behalf of Developer shall not be a bar to a future rejection thereof if they are subsequently found to be defective or inferior in quality or uniformity to the materials specified in the Contract Documents or not as represented to Developer by Design/Builder.

4.4.4 The Design/Builder warrants to the Developer that products specified and intended for use in the Work are being applied in the Work properly and as the product manufacturer intended. Under no circumstances shall the Design/Builder, Subcontractor, Sub-subcontractor, manufacturer or supplier provide materials or products to the Project where its intended installation and/or use in the Work is improper or violates any laws. Any costs attributable to the correction of such improper installations are the responsibility of the Design/Builder.

4.4.5 Design/Builder shall submit to Developer a Quality Control Program for Developer's review and consent. This program will include the Design/Builder's procedure for tracking quality, Developer's method for communicating quality concerns, and the Design/Builder's procedure for addressing and correcting the same. As one portion of this program, Design/Builder shall cause all Subcontractors and Sub-subcontractors to maintain specific punch list crews and supervisors during the appropriate portions of each Subcontractor's and Sub-subcontractor's work. The Design/Builder shall maintain, for the duration of the Work, a Quality Control Supervisor responsible for communicating and resolving quality concerns with Developer.

4.4.6 Design/Builder shall cause the appropriate Subcontractors and Sub-subcontractors (and the Design/Builder for self performed work) to create a set of overlay transparencies showing portions of the Work (i.e. ductwork, conduit plumbing, sprinkler lines, light fixtures, structure, walls, ceilings, etc.) as necessary, for the specific purpose of insuring all spaces and ceiling heights, etc., can be built as shown on the Contract Documents and that all building components will fit within the allowed spaces. Prints of these overlay transparencies are to be submitted to Design/Builder for review and approval prior to the fabrication of products, materials or placement of walls or ceilings. Any additional costs incurred due to building elements not coordinated within this set are the responsibility of the Design/Builder.

4.5    WARRANTY
       --------

4.5.1 The Design/Builder warrants to the Owner that all materials and equipment furnished under the Contract Document will be new unless otherwise specified, and that all Work will be of good quality, free from faults and defects and in conformance with the Contract Documents. All Work not conforming to these requirements, including substitutions not properly approved and authorized, shall be considered defective. If required by the Developer, the Design/Builder shall furnish satisfactory evidence as to the kind and quality of materials and equipment. This warranty is not limited by the provisions of Paragraphs 4.5.2 through 4.5.5 and shall survive any expiration or termination of the Contract. Warranty forms as described in the Specifications or elsewhere in the Contract Documents shall be submitted to Developer for review and consent at the time of the Subcontractors bids and prior to executing a contract with any Subcontractor. All warranties shall commence at initial occupancy following final completion of the Work regardless of any temporary or permanent use of equipment, products, or materials during construction or partial occupancy. Signed warranties in form approved by Developer will be forwarded to Developer at Substantial Completion. At the time each warranty is delivered, Design/Builder shall provide Developer with a list designating the persons or officers who may be notified to fulfill any claim under such warranty. Any costs that may be associated with extending factory, manufacturer's or other warranties in order to comply with dates set forth in this Contract shall be within the Contract Sum.

4.5.2 Design/Builder hereby covenants and warrants to Owner, separately and independent of any manufacturer's or Subcontractor's or Sub-subcontractor's warranties, (i) to cause the Project to be completed in a good and workmanlike manner in conformance with the Project schedule (as the same may be extended), and in accordance with the Contract Documents and all laws, codes, ordinances, rules and regulations; (ii) to cause all materials and all portions of the Project to be readily available as and when required in connection with the construction, furnishing and equipping of the Project; and (iii) to make or cause to be made all repairs, removals or replacements arising out of any non-conforming work or any defect in labor, workmanship, materials or equipment employed, supplied or installed in the construction of the Project. All such repairs, removals or replacements shall be made at Design/Builder's sole cost and expense. The retention by Design/Builder of Subcontractors or Sub-subcontractors and the delivery of any warranties by suppliers, manufacturers, Subcontractors or Sub-subcontractors shall not in any way relieve Design/Builder from any obligations hereunder. Design/Builder shall obtain in the name of Owner (or such party as Developer may designate) or give to Owner all other warranties or guarantees specifically set forth in the Contract Documents. Design/Builder shall bear the cost of making good all work of Owner, Developer or separate contractors destroyed or damaged by such correction or removal. Design/Builder also agrees to hold Owner and Developer harmless from liability of any kind arising from damages due to said defects. Design/Builder shall make all repairs and replacements promptly upon receipt of written orders for same from Owner. If Design/Builder fails to immediately make the repairs and replacements Owner may cause completion of the Work, and Design/Builder shall be liable for all costs caused thereby, including but not limited to the costs of time delays or the cost of additional services of architect(s) made necessary by such failure.

4.5.3 If Owner deems it inexpedient to require the correction of Work damaged or not performed in accordance with the Contract Documents, an equitable deduction from the Contract Sum shall be made, by Change Order, by agreement between Design/Builder and Owner. Until such Change Order, Owner may withhold such sums as are just and reasonable from monies, if any, due Design/Builder.

4.5.4 The Design/Builder's obligations under this Paragraph 4.5 shall survive the expiration or termination of the Contract.

4.5.5 Owner's remedies against Design/Builder for breach of warranty shall not be limited to its right to require correction.

4.6    TAXES
       -----

4.6.1 The Design/Builder shall pay all sales, consumer, use and other similar taxes for the Work and the Project.

4.7       PERMITS, FEES AND NOTICES
          -------------------------

4.7.1 The Design/Builder shall secure and shall pay for all permits, governmental fees, licenses and inspections necessary for the proper execution, completion and approval of the Work. The building permit fees for the Project are included as part of the Contract Sum.

4.7.2 The Design/Builder shall give all notices and comply with all laws, ordinances, rules, regulations, codes and orders of any public authority including the National Board of Fire Underwriters and National Fire Protection Association, bearing on the performance and approval of the Work. If any of the Contract Documents are at variance therewith in any respect, Design/Builder shall promptly notify the Developer in writing and any necessary changes shall be made by the Design/Builder. If the Design/Builder performs any Work knowing, or when in the proper performance of its design and construction duties and obligations he should have known it to be contrary to such laws, ordinances, codes, rules and regulations, he shall assume full responsibility therefor and shall bear all costs and expenses attributable thereto and shall indemnify and hold the Developer harmless therefrom.

4.7.3 The Design/Builder shall obtain all necessary governmental agency approvals and Certificate of Occupancy on behalf of the Developer.

4.8       CASH ALLOWANCES
          ---------------

4.8.1 The Design/Builder has included in the Contract Sum all allowances, if any, stated or required by the Contract Documents. All allowances are clearly identified as such. These allowances shall cover the net cost of the materials and equipment delivered and unloaded at the site, installation costs, handling costs on the Site and all applicable taxes. The Design/Builder's supervision, general conditions, overhead, profit and other expenses contemplated for the original allowance have been included in the Contract Sum and not in the allowance. The Design/Builder shall cause the Work covered by these allowances to be performed as the Developer may direct. If the actual cost, when determined, is more than or less than the allowance, the Contract Sum shall be adjusted accordingly by Change Order in accordance with the terms of the Agreement.

4.9       DESIGN/BUILDER'S REPRESENTATIVES
          --------------------------------

4.9.1 The Design/Builder shall employ a competent Project manager, project engineers, superintendents and necessary assistants (each with experience performing the type of work required by the Contract Documents) who shall be in attendance at the Project Site at all times during the progress of the Work.
The Design/Builder's representatives shall be satisfactory to the Owner and to the Developer throughout the duration of the Work to Final Completion and shall not be changed except with the consent of the Developer. The Project manager shall represent the Design/Builder and all communications given to the Project manager shall be as binding as if given to the Design/Builder. The Design/Builder's representatives shall insure that the Work is done efficiently, diligently and in a good and workmanlike manner and in accordance with the Contract Documents. Design/Builder shall expeditiously remove from the Project and replace any employee upon Owner's or Developer's reasonable request including any indication, or demonstration or belief that such employee does not have sufficient experience performing the type of work required by the Contract Documents or is incompetent, abusive, dishonest or exhibits disruptive behavior, or is otherwise detrimental to the efficient execution of the Work.

4.10      PROJECT SCHEDULE
          ----------------

4.10.1 The Design/Builder shall promptly upon award of the Contract submit to Developer for its approval the Project Schedule which shall cover the Work to the extent required by the Contract Documents, and identify critical path activities, required durations for installation of Owner's or any lessees F.F.&E. (furniture, fixtures and equipment), and required dates for training Owner's personnel. The Project schedule shall provide for expeditious and practicable execution of the Work. This Project Schedule shall indicate the dates for the starting and completion of the various stages of the Work and shall be revised only with Owner's consent and shall not exceed the time limits set forth in the Contract Documents. Costs incurred in order to meet the Developer's dates are the responsibility of the Design/Builder and are within the Contract Sum.

4.11      SHOP DRAWINGS AND SAMPLES
          -------------------------

4.11.1 "Shop Drawings" are drawings, diagrams, illustrations, schedules, performance charts, brochures and other data which are prepared by the Design/Builder or any Subcontractor, manufacturer, supplier or distributor supplying goods, material, labor or services for the Project, and which illustrate some portion of the Work.

4.11.2 "Samples" are Physical examples furnished by the Design/Builder to Develop which illustrate materials, equipment or workmanship, to establish standards by which the Work will be judged.

4.11.3 "Product Data" are illustrations, standard schedules, performance charts, instructions, brochures, diagrams and other information furnished by the Design/Builder to illustrate a material, product or system for some portion of the Work.

4.11.4 Design/Builder shall submit the following schedules to the Developer for review and consent within the days indicated below after award of the
Contract:

          Shop Drawing Schedule: Design/Builder shall list all required Shop Drawings with reference to applicable trade section numbers within ten
          (10) days. Such listing shall include submission and required return dates, such return dates being reasonable enough to allow complete review by the Developer. The Design/Builder shall bring up-to-date the Shop Drawing schedule at the end of each month and shall include same with the Design/Builders Application for Payment.

          Material Sample Schedule: List all required samples within ten (10) days.

Design/Builder shall submit the aforementioned schedules in a form acceptable to the Owner and the Developer, with an original and five (5) copies for the review and approval of the Owner. If changes are made in the Work affecting the aforementioned schedules, Design/Builder shall notify the Developer of the effect on such schedules at the time the changes in the Work are proposed and prior to Owner's notice to proceed with such changes.

4.11.5 The Design/Builder shall at his expense prepare and submit to such consultants as the Owner may designate ("Consultant"), with a copy to Owner, for review all Shop Drawings as may be required by the Specifications or as may be required in amplification of the Drawings prepared by or on behalf of the Design/Builder or Consultant.

4.11.6 No fabrication, erection or construction Work shall be commenced by the Design/Builder until Design/Builder shall have approved in writing the Shop Drawings covering such Work.

4.11.7 Design/Builder shall require that all Shop Drawings shall be submitted on dates sufficiently in advance of requirements to afford ample time for reviewing same, in addition to time for correction, resubmission and recheck.

4.11.8 The Design/Builder shall thoroughly check all Shop Drawings for complete dimensional accuracy, and to insure that Work contiguous with and having bearing on the Work shown on the shop drawings is accurately and clearly shown and that all Work complies with the Contract Documents. Shop Drawings found to be inaccurate or in error by the Design/Builder shall be corrected. Shop Drawings shall bear evidence that such Drawings have been checked and approved by the Design/Builder. Any Shop Drawings not in accordance with this procedure will result in it being deemed that the Design/Builder has not complied with the provision herein specified and the Design/Builder shall bear the risk of all delays as if no Shop Drawings had been submitted. If the Design/Builder's Shop Drawings show variations from the requirements of the Contract Documents, the Design/Builder shall make specific mention of such variations on all copies of the submittals in an obvious "highlighted" or "clouded" fashion in order that, if acceptable, suitable action may be taken for proper deductive adjustment in the Contract Sum, provided such changes are deemed necessary and submitted beforehand in compliance with the terms of the Contract Documents regarding Changes to the Work and accepted by the Developer.

4.11.9 Design/Builder's Shop Drawings for each trade shall be numbered consecutively and insofar as possible shall be uniform in size. The Shop Drawings shall indicate all dimensions necessary for construction and erection; arrangement and sectional views; complete details including relationship and connection with adjoining Work of other trades; kind of materials, thickness and finish.

4.11.10 If requested by Developer the Design/Builder shall submit five (5) transparencies (five copies are acceptable for standard manufacturer's printed catalogue cuts) delivered rolled or flat (not folded), of Shop Drawings to such party(ies) as Developer may designate. Catalogue cuts or manufacturer's literature shall be marked if necessary to show the particular characteristics of the product. A clear space of approximately four inches by twenty (20) inches shall be provided on the right hand side of each transparency and each print for the "Shop Drawing Stamp - Date Received"; "Approved"; "Make Corrections Noted"; "Revise and Resubmit"; or "Rejected" notations.

4.11.11 In submitting Shop Drawings for approval, all associated Shop Drawings related to a complete assembly shall be submitted as one and the same time so that each may be checked in relation to the entire proposed assembly. However, this shall not be construed to imply approval of the assembly. It remains the Design/Builder's responsibility to insure all products, parts and/or elements members fit properly to construct the desired final product.

4.11.12 Notes on Shop Drawings do not constitute changes to the Contract Documents. If Design/Builder believes that notes on shop Drawings constitute a change to the Contract Documents, it shall promptly notify Developer in writing and shall not proceed with fabrication or installation until directed to do so by Owner. If Design/Builder proceeds with changes to the Contract Documents as noted on Shop Drawings without first notifying Owner in writing and obtaining Owner's prior written approval, Design/Builder shall be solely responsible for all extra cost or time delays related to said changes.

4.11.13 If the Design/Builder shall alter any information on previously submitted Shop Drawings besides the notations called for he must highlight by "clouding" and note this new information to bring it to the Owner's attention.

4.11.14 Any review by Owner or Developer of any Shop Drawing and Material Samples and related Schedules shall only be for conformance with the design concept of the Project and for compliance with the information given in the Contract Documents. No review of such Schedules and Shop Drawings and/or Material Samples shall relieve Design/Builder of responsibility for accuracy of such Schedules, Shop Drawings and Material Samples, nor for proper fitting, construction of work, design of portions of the Work (if applicable), furnishing of materials or Work required by the Contract and not indicated on Shop Drawings. No reviews or approvals shall be construed as approving departures from Contract requirements.

4.11.15 Design/Builder shall have copies of all approved Shop Drawings at the site at all times and shall make them available to the Owner's representatives.

4.11.16 Design/Builder shall submit with such promptness as to cause no delay in his own Work or in that of any other contractor, Samples as specified or required. Design/Builder shall not order materials until receipt of written approval for same has been received from the Owner. Any review or approval of such Samples by or on behalf of Owner shall only be for conformance with the design concept of the Work and for compliance with the information given in the Contract Documents. Design/Builder shall submit Samples to Owner of adequate size, showing quality, type, color range, finish, texture and shall label same with material name, quality, Design/Builder's name, date, Project name, other pertinent data. Once approved, Design/Builder will finish materials equal in every respect to approved Samples.

4.11.17 Design/Builder shall keep approved Samples in a suitable place at the site for use by the Design/Builder, Subcontractors and Sub-subcontractors, Developer and their authorized representatives, to ensure that all Work is being installed in accordance with the approved Samples. All Samples become the property of the Developer.

4.11.18 When specifications require manufacturers printed installation directions, Design/Builder shall submit copies of such directions with Samples submitted to Owner for approval.

4.11.19 If requested by Owner, Design/Builder shall construct a mock-up section of the exterior facade and other portions of the Project as shown by the Contract Documents and when indicated on the Project Schedule. The cost for this facade and other mock-up sections, and the following touch-up and repair of same, are to be included within the Contract Sum as an Allowance. The Design/Builder shall be responsible for all impacts made by constructing these items or other mock ups or models required by the Contract Documents out of normal sequence.

4.12      USE OF SITE
          -----------

4.12.1 The Design/Builder shall confine its operations at the Site to areas permitted by law, ordinances, permits and the Contract Documents and shall not unreasonably encumber the Site with any materials or equipment.

4.12.2 The portion of the Owner's property that may be used by the Design/Builder shall be agreed upon with Owner and clearly designated, and trespass and encroachment on reserved space shall not be made. Any damage to space allowed for use shall be repaired by Design/Builder at his expense on release of the space. Design/Builder shall, prior to moving its forces on to the Site, submit to Developer for its approval a diagrammatic plan indicating the intended location of Design/Builder's and any Subcontractor's or Sub-subcontractor's job trailers, temporary office(s), storage areas, staging areas, parking and other similar construction facilities. All such locations shall be subject to Owner's prior written approval and once approved shall not be relocated without Developer's prior written approval.

4.12.3 Design/Builder shall provide and make available to Owner for use by Developer's Representative, office space and related furniture, fixtures, facilities, filing cabinets, and phones, at the site within the Design/Builder's Project office. Such space shall be available to Developer's Representative on a full-time basis during the process of the Work until Final Completion, and shall be comparable to that afforded Design/Builder's own Project Manager, and shall be at no cost or expense to Owner or Developer, the cost thereof being included in the Contract Sum.

4.13      CUTTING AND PATCHING OF WORK
          ----------------------------

4.13.1 All trades shall perform and time their Work so as not to require unnecessary cutting. Design/Builder shall perform the Work in accordance with information obtained from Drawings and Specifications, detail drawings, or instructions from the various trades so as to avoid where possible the necessity of cutting.

4.13.2 Design/Builder shall be responsible for the coordination of all work in connection with the Project, including that of its own forces and that of all Subcontractors, Sub-subcontractors, trades and separate contractors of Developer, if any, in order that all parts of the Work and the Project may proceed advantageously and in complete harmony. Any cost or delay caused by the failure to coordinate the Work and the work of parties involved in the Project shall be the responsibility of Design/Builder and not the Developer in any event.

4.13.3 The Design/Builder shall not endanger any Work by cutting, excavating, or otherwise altering the Work and shall not cut or alter the work of any other contractor except with the prior consent of the Developer and of the other contractor. Any work that has been patched but cannot be restored to a completely new and acceptable level of quality in the judgment of the Developer, shall be replaced in its entirety at the cost of the Design/Builder.

4.14      CLEANING UP
          -----------

4.14.1 The Design/Builder shall at all times keep the Site free from accumulation of waste material or rubbish caused by his employees or Work, and at the completion of the Work, he shall remove all his rubbish from and about the Site and all his tools, scaffolding, temporary work and surplus materials and shall leave his Work clean and ready for occupancy of unfinished areas or installation of furniture, fixtures and equipment by Developer or any lessee. Should it become necessary, for any reason, for the Design/Builder to have workmen return to an area following or during installation of F.F.&E., the Design/Builder shall be responsible for protecting and cleaning the area and the F.F.&E. products during and immediately upon completion of their work.

4.14.2 At the end of each working day, the Design/Builder shall gather and stockpile in containers all waste material and rubbish both in the Project and on the Site arising from its Work. Separate contractors shall also perform their clean up and rubbish removal each working day.

4.14.3 Containers with stockpiled rubbish shall be removed from the Site by the Design/Builder at frequent intervals or as directed by the Developer. At no time shall any trash bin be allowed to become so full that it presents a hazard or an unsightly appearance.

4.14.4 Design/Builder shall clean and wash all windows as needed throughout the Project until and including at Substantial Completion.

4.14.5 Design/Builder shall remove paint spots, mortar, plaster, stains, dust, dirt, other soil from all surfaces, equipment and fixtures.

4.14.6 Design/Builder shall clean, wipe and repair or replace any finish damage to all finish hardware and all other metal surfaces.

4.14.7 The Design/Builder shall clean daily, and repair if necessary, the surrounding roadways and/or properties from any damage or dirt arising from the Work.

4.14.8 If the Design/Builder fails to clean up as required by this Paragraph 4.14, Developer may do or cause to be done so and the cost thereof shall. be charged to the Design/Builder as provided in Paragraph 3.4 hereof, except that notices regarding clean up shall be twenty-four (24) hours.

4.15      COMMUNICATIONS
          --------------

4.15.1 The Design/Builder shall forward all communications to Owner through the Developer. The Design/Builder shall provide copies of all such communications to such parties as Owner or Developer may designate or request.

4.16      ROYALTIES AND PATENTS
          ---------------------

4.16.1 THE DESIGN/BUILDER SHALL PAY ALL ROYALTIES AND LICENSE FEES. THE DESIGN/BUILDER SHALL DEFEND SUITS OR CLAIMS FOR INFRINGEMENT OF PATENT RIGHTS AND SHALL HOLD THE OWNER, DEVELOPER AND ARCHITECT HARMLESS FROM LOSS ON ACCOUNT THEREOF, UNLESS SUCH DEFENSE OR LOSS IS SOLELY ATTRIBUTABLE TO A PARTICULAR DESIGN, PROCESS OR PRODUCT OF A PARTICULAR MANUFACTURER OR MANUFACTURERS REQUIRED BY THE CONTRACT DOCUMENTS AND THE INFRINGEMENT WAS NEITHER KNOWN NOR SHOULD IT HAVE BEEN KNOWN TO DESIGN/BUILDER. IN THE EVENT THE DESIGN/BUILDER KNOWS OR HAS REASON TO BELIEVE THAT THE REQUIRED DESIGN, PROCESS OR PRODUCT IS AN INFRINGEMENT OF A PATENT, THE DESIGN/BUILDER SHALL BE RESPONSIBLE FOR SUCH DEFENSE AND LOSS UNLESS PRIOR WRITTEN NOTICE OF SUCH INFRINGEMENT HAS BEEN PROMPTLY FURNISHED TO THE OWNER.

4.17      PROTECTION OF THE WORK
          ----------------------

4.17.1 Design/Builder has included in the Contract Sum costs necessary for the proper protection of completed portions of the Work. In addition to the protection of the Work as called for in the Contract Documents, Design/Builder will pay particular attention to finely finished materials and areas containing those materials during construction, such as: (1) corner protection for wood, stone, metals, (2) surface protection for floors, (3) protection for carpeted areas where Design/Builder access is required, and (4) other finished areas where finished materials are exposed to possible damage. Design/Builder is not only responsible for the installation of the protection but the maintenance of the protection throughout the Project to Final Completion.

4.18      PEST CONTROL
          ------------

4.18.1 Design/Builder shall, if required by the Contract Documents, be responsible for and include in the Contract Sum costs necessary to incorporate and maintain a professional pest control program. Records of the pest control program shall be forwarded to Developer monthly.

4.19      PROJECT MEETINGS
          ----------------

4.19.1 The Design/Builder shall schedule, prepare for, convene, and record periodic Project meetings during the progress of the Work, the dates and frequency of which shall be mutually agreeable to Design/Builder, Owner and Developer. The Design/Builder shall issue minutes and agendas for all project meetings in a timely fashion. Project meetings and other meetings described in the Contract Documents or as deemed necessary by the parties shall be the responsibility of the Design/Builder during the progress of the Work.

4.20      CASH FLOW PROJECTIONS
          ---------------------

4.20.1 The Design/Builder shall prepare and submit to the Developer on a monthly basis as part of each Application for Payment, a "Cash Flow Projection" showing the Design/Builder's anticipated amounts of each of his monthly Applications for Payment to and including Final Completion.

                                   ARTICLE 5

                                SUBCONTRACTORS
                                --------------

5.1       DEFINITION
          ----------

5.1.1 "Subcontractor" is a person or organization who has a direct contract with the Design/Builder to perform any of the Work at the Project site. The term Subcontractor is referred to throughout the Contract Documents as if singular in number and masculine in gender and means a subcontractor or his authorized representative.

5.1.2 "Sub-subcontractor" is a person or organization who has a direct or indirect contract with a Subcontractor to perform any of the Work at the Project site. The term Sub-subcontractor is referred to throughout the Contract Documents as if singular in number and masculine in gender and means a Sub-subcontractor or an authorized representative thereof

5.1.3 Nothing contained in the Contract Documents shall create any contractual relationship between the Owner or Developer and any Subcontractor or Sub-subcontractor.

5.1.4 Design/Builder shall be responsible to Developer for acts and omissions of its own employees and agents and of Subcontractors and Sub-subcontractors and suppliers of all tiers and their employees and agents. Design/Builder shall also be responsible for the coordination of its Work and the Work of all Subcontractors and Sub-subcontractors, including, but not limited to, all suppliers and materialmen.

5.1.5 If any part of Design/Builder's or Subcontractor's Work depends for proper execution or results upon the Work of any other separate contractor or Subcontractor, the Design/Builder or Subcontractor shall inspect and promptly report to the Developer any apparent discrepancies or defects in such Work that render it unsuitable for such proper execution and results. Failure of Design/Builder or Subcontractor to so inspect and report shall constitute an acceptance by Design/Builder and Subcontractor of the other contractor's work as fit and proper to receive his Work, except as to defects which may develop in the other separate contractor's Work after the execution of Design/Builder's or Subcontractor's Work.

5.1.6 Should Design/Builder or a Subcontractor or Sub-subcontractor cause damage to the Work or property of any separate contractor on the Project, the Design/Builder shall, upon due notice, settle with such other contractor, if he will so settle. If such separate contractor makes a claim against or sues the Developer or the Owner on account of any damage alleged to have been so sustained, the Developer may notify the Design/Builder who shall, if requested by Developer, defend such proceedings at Design/Builder's expense, or Developer may, at Design/Builder's expense, engage its own defense, and if any judgment or award against the Developer or the Owner arises therefrom the Design/Builder shall pay or satisfy it and shall indemnify and reimburse the Developer and Owner for all attorneys' fees, court costs, and all other costs, fees, losses, damages or expenses which they have incurred or suffered as a result of same.

5.2       AWARD OF SUBCONTRACTS AND OTHER CONTRACTS FOR PORTIONS OF THE WORK
          ------------------------------------------------------------------

5.2.1 The Design/Builder shall promptly following award of the Contract, and in all events within five (5) days thereof, furnish to the Owner in writing, a list of the names of qualified Subcontractors proposed for the Work for review and approval by Owner. Should it become necessary to alter the list of approved Subcontractors, Design/Builder shall submit proposed revisions to the Owner for review and approval. Failure of the Owner to make objection to any qualified Subcontractor so proposed by Design/Builder within a reasonable period of time shall constitute acceptance of such Subcontractor, but only for the limited purpose of permitting Design/Builder to engage such party.

5.2.2 The Design/Builder shall not contract with any Subcontractor or any person or organization (including those who are to furnish materials or equipment fabricated to a special design) proposed for portions of the Work against whom Owner or Developer makes any reasonable objection. The Design/]Builder will not be required to contract with any Subcontractor or person or organization against whom he has a reasonable objection. Design/Builder shall furnish copies of all subcontracts entered into in connection with the Work immediately following the execution thereof.

5.2.3 The Design/Builder shall not make any substitution for any Subcontractor or person or organization who has been accepted by the Developer unless the substitution is acceptable to the Owner and Developer.

5.2.4 Prior to entering into a contract with any Subcontractor in connection with the Project, Design/Builder shall submit to Developer for its review Design/Builder's forms of subcontract and purchase order which will be used by Design/Builder. Developer shall promptly review such documents and advise Design/Builder of any modifications thereto required by Owner or Developer. Design/Builder shall not engage any Subcontractor for the Work except by subcontracts or purchase orders which are acceptable to Developer. Not later than one (1) month prior to each Subcontractor's first payment request, the Design/Builder shall submit to the Developer copies of the executed subcontract with all exhibits, a schedule of values to be consented to by Owner, copies of required insurances, and copies of bonds as they may apply. Such information is required by Developer prior to and as a condition precedent to any payment to Design/Builder with respect to such Subcontractor.

5.2.5 Design/Builder shall furnish to Developer monthly with his Application for Payment a correct and current list of all Subcontractors and Sub-subcontractors employed in connection with the Work, containing such information as Developer may reasonably request. All such subcontractors and Sub-subcontractors shall be licensed by the appropriate authorities.

5.3       SUBCONTRACTUAL RELATIONS
          ------------------------

5.3.1 All Work performed for the Design/Builder by a Subcontractor shall be pursuant to and appropriate written agreement between the Design/Builder and the Subcontractor (and where appropriate between Subcontractors and Sub-subcontractors) which agreement shall include, without limitation, provisions that:

          1. preserve and protect the rights of the Owner under the Contract Documents with respect to the Work to be performed under the subcontract so that the subcontracting thereof will not prejudice such rights;

          2. require that such Work be performed in accordance with the requirements of the Contract Documents;

          3. require submission to the Design/Builder of applications for payment as described by these General Conditions and in a form acceptable to Owner under each subcontract to which the Design/Builder is a party, in reasonable time to enable the Design/Builder to apply for payment in accordance with the terms hereof;

          4. require that all claims for additional costs or extensions of time, with respect to subcontracted portions of the Work shall be submitted to the Design/Builder in sufficient time so that the Design/Builder may comply in the manner provided in the Contract Documents for like claims, if any, by the Design/Builder upon the Owner;

          5. waive all rights the contracting parties may have against one another for damages caused by fire or other perils covered by applicable property insurance, except such rights as they may have to the proceeds of such insurance held by the Owner as trustee;

          6. require each Subcontractor to repair, at his expense, any damage to the Work or materials or supplies of other Subcontractors or any separate contractor engaged by Owner;

          7. require each Subcontractor and Sub-subcontractor to agree to a provision indemnifying Developer and Owner to the extent attributable to the Work to be performed by them or by persons or entities for whom they are liable or responsible in all material respects equal and comparable to Design/Builder's obligations of indemnity under the Contract Documents; and

          8. obligate each Subcontractor specifically to consent to the provisions of these General Conditions, including without limitation those of this Paragraph 5.3 and those permitting Owner to terminate Design/Builder's performance of the Agreement and/or to accept assignment of subcontracts and purchase orders.

                                   ARTICLE 6

                              SEPARATE CONTRACTS
                              ------------------

6.1       RIGHT TO AWARD SEPARATE CONTRACTS
          ---------------------------------

6.1.1 The Developer and the Owner shall have the right to award other contracts in connection with other portions of the Project. Tenant(s) of Owner for the Project also intend to award contracts for work in connection with finishes and systems that are not within Design/Builder's scope of work.

6.1.2 When separate contracts are awarded for different portions of the Project, the contractor in the contract documents in each case shall be the contractor who signs each separate contract with the Developer or the Owner.

6.1.3 The Design/Builder shall be responsible for the coordination of the work of his own forces and those of his Subcontractor with any separate contractor of Developer or Owner or of Owner's tenant(s).

6.2       MUTUAL RESPONSIBILITY OF CONTRACTORS
          ------------------------------------

6.2.1 The Design/Builder shall afford other contractors reasonable opportunity for the introduction and storage of their materials and equipment and the execution of their Work and shall properly connect and coordinate his Work with theirs.

6.2.2 The Developer and the Owner and Owner's tenant(s) shall have the right at all times to deliver, place and install furnishings and equipment, as the Work progresses, as long as there is no unreasonable interference with the Work being performed by Design/Builder. If the Work is behind schedule for any reason the Developer and/or the Owner shall have the right to proceed with the delivery, placement and installation of furnishings and equipment notwithstanding that any unreasonable interference with the Work shall occur.

6.2.3 The Design/Builder shall cooperate with any contractors engaged by the Developer or the Owner and installing equipment and Design/Builder shall ascertain from representatives of the same as to space requirements, access and details of equipment and the installation of same.

6.3       CUTTING AND PATCHING UNDER SEPARATE CONTRACTS
          ---------------------------------------------

6.3.1 Design/Builder and subcontractors shall be responsible for any cutting, fitting and patching that may be required to complete their Work except as otherwise specifically provided in the Contract Documents. Design/Builder and Subcontractors shall not endanger any Work of any other contractor or subcontractor by cutting, excavating or otherwise altering any Work and shall not cut or alter the Work of any other contractor engaged by the Developer or the Owner except with the prior written consent of the Developer.

6.3.2 Any costs caused by defective or ill-timed Work shall be borne by the party responsible therefor.

6.3.3 Design/Builder and subcontractors shall protect, repair and replace and thoroughly clean, if necessary, any work of other contractors if for any reason their work damages the work of other contractors.

6.4    RIGHT TO CLEAN UP
       -----------------

6.4.1 If a dispute arises between the separate contractors as to their responsibility for cleaning up as required by Paragraph 4.14, the Developer may clean up and charge the cost thereof to the several contractors as the Developer shall determine to be just.

                                   ARTICLE 7

                           MISCELLANEOUS PROVISIONS
                           ------------------------

7.1    GOVERNING LAW
       -------------

7.1.1 The Contract shall be governed by the law of the State in which the Project is located and all obligations hereunder shall be performable in the State and County in which the Project is located, unless otherwise provided in the Design and Build Construction Agreement.


7.2    SUCCESSORS AND ASSIGNS
       ----------------------

7.2.1 Owner and Design/Builder each binds itself its successors, assigns and legal representatives to the other party hereto and to the successors, assigns and legal representatives of such other party in respect to all covenants, warranties, representations, agreements and obligations contained in the Contract Documents. Design/Builder shall not assign the Contract in whole or in part or any amounts due or to become due thereunder without the prior written consent of Owner, and any attempted assignment without Owner's prior written consent shall be a material breach of this Agreement, but otherwise of no force or affect.

7.3    WRITTEN NOTICE
       --------------

7.3.1 Any notice which any party is required to give to any other party may be delivered to such party personally or may be sent via telecopy mailed or sent by nationally recognized overnight courier. Any mailed notice shall be sent certified, return receipt requested, properly addressed and with proper postage. All notices shall be sent to the party in issue at its address as set forth in the Agreement or at such other address as may be designated in writing by such party all notices shall be deemed served upon the earlier of being delivered to the address so designated or three (3) days after being deposited with the U.S. Postal Service.

7.4    CLAIMS FOR DAMAGES
       ------------------

7.4.1 Should either Owner or Design/Builder suffer injury or damage to person or property because of any act or omission of the other party or of any of his employees, agents or others for whose acts he is legally liable, a claim shall be made in writing to such other party within twenty (20) days after the first observance of such injury or damage.

7.5    PERFORMANCE BOND AND LABOR AND MATERIAL PAYMENT BOND
       ----------------------------------------------------

7.5.1 If required by Owner, Design/Builder shall provide Owner with a performance bond and a labor and material payment bond each in a penal sum equal to the Contract Sum, covering the faithful performance of the Contract and the payment of all obligations arising thereunder, written in a form acceptable to Owner, or as may be required under applicable law, and from bonding companies reasonably approved by Owner. All such bonds shall designate additional or coobligees required by Owner.

7.5.2 It is understood and agreed that the Contract Sum does not includes the cost of payment, performance or other bonds by Design/]Builder, and if any such bonding is not required by Owner, the cost thereof shall be added to deducted the Contract Sum by Change Order.


7.6    RIGHTS AND REMEDIES
       -------------------

7.6.1 The duties and obligations imposed by the Contract Documents and the rights and remedies available thereunder shall be a limitation of any duties, obligations, rights and remedies otherwise imposed or available by law except as expressly and specifically set forth to the contrary in the Contract Documents.

7.7    TESTS
       -----

7.7.1 If the Contract Documents, laws, codes, ordinances, rules, regulations or orders of any public authority having jurisdiction require any Work to be inspected, tested or approved, the Design/Builder shall give the Developer prior written notice of its readiness and of the date arranged so the Developer may observe such inspection, testing or approval. The Design/Builder shall bear all costs of such inspections, tests and approvals unless otherwise provided in the Contract Documents.

7.7.2 If after the commencement of the Work the Owner or Developer determines that any Work requires special inspection, testing or approval which Subparagraph 7.7.1 does not include, Owner or Developer may instruct the Design/Builder to order such special inspection, testing or approval, and the Design/Builder shall give prior written notice as provided in Subparagraph
7.7.1. If such special inspection or testing reveals (1) a failure of the Work to comply with the requirements of the Contract Documents, or (2) the failure of the performance of the Work to comply with laws, ordinances, rules, regulations, codes or orders of any public authority having jurisdiction, the Design/Builder shall bear all costs thereof, including any architect's fees for additional services made necessary by such failure; otherwise the Owner shall bear such costs, and an appropriate Change Order shall be issued.

7.7.3 Required certificates of inspection, testing or approval shall be secured by the Design/Builder and promptly delivered by him to the Owner.

7.7.4 If the Developer or Owner wishes to observe the inspections, tests or approvals required by this Paragraph 7.7, Developer or Owner may do so with or without notice to the Design/Builder.

7.7.5 Neither the observations by the Developer or Owner nor inspections, tests or approvals by persons other than the Design/Builder shall relieve the Design/Builder from his obligations to perform the Work in accordance with the Contract Documents.

7.7.6 The Owner may conduct and pay for other testing as deemed necessary or appropriate in Owner's sole discretion.

7.7.7 All other testing required by the Contract Documents shall be the responsibility of the Design/Builder and are included within the Contract Sum.


7.8     INTEREST
        --------

7.8.1 Any monies not paid when due to either party under this Contract shall bear interest at the rate of one (1) percentage point over the prime rate as established from time to time by Owner's lender.

7.9     DISPUTES
        --------

7.9.1 The Design/Builder shall carry on the Work and maintain the Project Schedule during any dispute or proceeding, unless otherwise mutually agreed by Design/Builder and the Owner in writing.

7.10    MISCELLANEOUS
        -------------

7.10.1 Design/Builder shall provide working office space for representatives of Owner and its Project tenant at the site. Such space may be within the job trailers maintained by Design/Builder, and shall have basic furniture and facilities comparable to those of Design/Builder.

7.10.2 Owner's tenant for the Project shall be afforded access to the Project and permitted to inspect Work and to attend job progress meetings. Design/Builder shall not, however, take instructions or directions from tenant(s).

7.10.3 Design/Builder's design and construction obligations include compliance with the Project's gross square footage requirements set forth herein. Design/Builder shall ensure that the Project design and construction provides for the specified gross square footage as determined pursuant to BOMA Standards. As used herein, "BOMA Standards" refer to the American National Standard of Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1-1996 published by the Building Owners and Managers Association International.

                                   ARTICLE 8

                                     TIME
                                     ----

8.1    DEFINITIONS AND SUBSTANTIAL COMPLETION
       --------------------------------------

8.1.1 The "Contract Time" is the period of time allotted in the Contract Documents for Substantial Completion of the Work.

8.1.2 The date of commencement of the Work is the date of the Agreement unless otherwise established in a "Notice to Proceed" issued by the Owner to the Design/Builder.

8.1.3 The terms "Substantial Completion" of the Work or the date the Work is "Substantially Completed" or "Substantially Complete" shall mean performance of all Work (exclusive of minor items of unfamiliar work that do not preclude beneficial use and occupancy of the premises), together with such additional items as may be specified therefor in Section VI of the Agreement or elsewhere in the Contract Documents.

8.1.4  The term "day" as used in the Contract Documents shall mean calendar day.

8.1.5 In the event Owner determines that installation of all or part of the trees, shrubs, grass, ground cover, flowers, foliage or other landscaping required under the Contract Documents (the "Landscaping") should not be performed or completed prior to Substantial Completion due to weather conditions or otherwise, Developer may at its sole option and discretion recognize Substantial Completion without completion of such portion of the Landscape as designated to Design/Builder by Owner in writing. In such event, Landscaping shall be completed as soon after Substantial Completion as possible and as weather conditions permit, but in all events within ninety (90) days after Substantial Completion unless otherwise agreed by Owner in writing. It is understood and agreed that the foregoing determinations with regards to Landscaping are for the benefit of Owner and are exercisable solely by Owner and shall not give rise to any right or claim to extension of the Contract Time or increase in the Contract Sum by Design/Builder or any Subcontractor or Sub-subcontractor or other person or party performing all or any part of the Work or the Landscaping.

8.2    PROGRESS AND COMPLETION
       -----------------------

8.2.1 All time limits stated in the Contract Documents are of the essence of the Contract.

8.2.2 The Design/Builder shall begin the Work on the date of commencement as defined in subparagraph 8.1.2. He shall carry the Work forward expeditiously with adequate forces and shall achieve Substantial Completion within the Contract Time.

8.2.3 Design/Builder shall take all steps necessary to ascertain the nature and location of the Work, and the general and local conditions which can affect the Work or the cost thereof. Any failure by Design/Builder to do so will not relieve it from responsibility for successfully performing the Work without additional expense to Owner. Owner assumes no responsibility for any understanding or representation concerning conditions made by any of its officers or agents other person or party, including without limitation, environmental or weather conditions in the area of the Project, unless such understanding and/or representation by Developer is expressly stated in the Contract Documents.

8.2.4 Unless a contrary interpretation is clearly expressed, if a date or time of completion is included in the Agreement, it shall be the date of Substantial Completion as defined in Subparagraph 8.1.3, including authorized written extensions thereto.

8.3    DELAYS AND EXTENSIONS OF TIME
       -----------------------------

8.3.1 It is understood and agreed that Owner and Design/Builder have specifically considered and negotiated rights and responsibilities with respect to events and occurrences which could delay or disrupt timely completion of the Work. The agreement of the parties is set forth in Section VI - Time for Performance - of the Agreement, and the provisions thereof shall govern and control over any inconsistent or conflicting provisions set forth in any other Contract Document or elsewhere.

                                   ARTICLE 9

                            PAYMENTS AND COMPLETION
                            -----------------------

9.1    CONTRACT SUM
       ------------

9.1.1 The Contract Sum is stated in the Agreement and is the guaranteed maximum amount payable to the Design/Builder for the performance of the Work under the Contract Documents, subject to increases or decreases thereto based upon approved Change Orders.

9.2    SCHEDULE OF VALUES
       ------------------

9.2.1 Prior to submitting its first Application for Payment the Design/Builder shall prepare and submit to the Developer and Owner the Schedule of Values indicating costs of the various portions of the Work aggregating the total Contract Sum divided so as to facilitate payments to subcontractors, prepared in such form as specified by Owner and supported by such data to substantiate its correctness as the Owner may require. This Schedule of Values shall be subject to the review and approval of Owner and Developer and as agreed to by the Developer, shall be used as a basis for the Design/Builder's Applications for Payment.

9.2.2 From time to time, the Design/Builder may need to revise certain portions of the Schedule of Values to reflect change order amounts or other adjustments permitted by the Agreement. The Design/Builder shall prepare a revised Schedule of Values indicating proposed revisions for Developer's review and approval. Only following such approval shall Design/Builder utilize the revised Schedule of Values for the purposes of Applications for Payment.

9.3    PROGRESS PAYMENTS
       -----------------

9.3.1 The Design/Builder shall deliver to the Owner by the time set forth in the Design and Build Construction Agreement a complete, notarized Application for Payment, supported by the following documentation in a form acceptable to the Owner:

       (1) A waiver and release of lien in form and substance acceptable to Owner, by the Design/Builder, all Subcontractors and all Sub-subcontractors and suppliers who furnish labor, services, equipment or materials in connection with the construction of Project during the period covered by the Application for Payment and all past periods, as may be required to assure an effective waiver and release of mechanics' liens under the laws of the state in which the Project is located; and

       (2) Copies of other appropriate documentation to substantiate each payment request requested by Owner or Developer or required by Owner's lender or title insurer.

       Developer and Owner and their designees shall have the right to review and audit all of Design/Builder's books and records relating to the Project (and to make copies thereof) from time to time upon not less than twenty-four (24) hours notice. Design/Builder shall keep its books and records in an organized condition in the State and County in which the Project is located.

9.3.2 Design/Builder shall bear the risk of physical loss or damage to any and all materials, equipment and portions of the Work, whether at the site or stored off-site. Neither Owner nor Developer shall not be responsible for, and Design/Builder agrees to protect the Work, materials, tools and equipment against loss or damage by fire, theft, or accident and not to make any claim or demand upon Owner or Developer for injury, loss or damage to Design/Builder, his agents or employees for his Work, materials, tools or equipment, or on account of any act or omission of Developer or any third person or persons.

9.3.3 The Design/Builder warrants and guarantees that all Work, materials and equipment covered by an Application for Payment are incorporated in the Work and that title will pass to the Owner (or such party as Owner may designate) upon the earlier of incorporation into the Work or receipt of such payment by the Design/Builder, free and clear of all liens, claims, security interests or encumbrances, and that no Work, materials or equipment covered by an Application for Payment will have been acquired by the Design/Builder or by any other person performing the Work at the Site or furnishing materials and equipment for the Project subject to an agreement under which an interest therein or an encumbrance thereon is retained by the seller or otherwise imposed.
Additionally Design/Builder shall secure from any Subcontractor, Sub-subcontractor or other supplier of materials and/or labor prior to making payment to him, a notarized statement to the effect that said Subcontractor, Sub-subcontractor or other supplier of materials, or labor, warrants and represents that the lien waiver and release to be submitted in connection with any Application for Payment covers all supplies, materials and labor utilized by said Subcontractor, Sub-contractor or supplier in performing his Work and that such representation is made to secure payment from Design/Builder and that Design/Builder has relied thereon in making the payment requested.

9.3.4 Design/Builder acknowledges that Applications for Payment are subject to the approval, in whole or in part, of Owner and Owner's lender.

9.4    PAYMENT
       -------

9.4.1 To the extent that an Application for Payment is approved by Owner in accordance with and subject to the provisions of this Article 9 and those of the Agreement regarding payments, payments shall be paid to Design/Builder not later than the date set forth therefor in the Design and Build Construction Agreement.

9.4.2 The Design/Builder shall promptly pay each Subcontractor, upon receipt of payment from the Owner, out of the amount paid to the Design/Builder on account of such Subcontractor's work, the amount to which said Subcontractor is entitled as shown by the approved Subcontractor's application and Schedule of Values, reflecting the percentage actually retained, if any, from payments to the Design/Builder on account of such Subcontractor's work. The Design/Builder shall, by an appropriate agreement with each Subcontractor, require each Subcontractor to make payments to his Sub-subcontractors in similar manner.

9.5    PAYMENTS WITHHELD
       -----------------

9.5.1 The Owner may withhold payment to the extent reasonably necessary to protect the Owner as provided in the Contract Documents. Developer may withhold payment or, because of subsequently discovered evidence or subsequent inspections, it may nullify the whole or any part of any payment previously issued to such extent as it deems in good faith necessary to avoid damage or loss on account of the Design/Builder's failure to adhere to the requirements of the Contract Documents or to satisfy its obligations thereunder.

9.6    FAILURE OF PAYMENT
       ------------------

9.6.1 If the Owner should fail to approve any Application for Payment, through no fault of the Design/Builder, with reasonable promptness after receipt of the Design/Builder's Application for Payment, or if the Design/Builder is not paid any amount owed to it hereunder, then the Design/Builder may, upon fifteen (15) additional days written notice to the Owner, stop the Work until payment of the amount owing has been received except for instances where the provisions of Subparagraph 9.5.1 apply.

9.7    OCCUPANCY
       ---------

9.7.1 Developer or the Owner or any lessee or purchaser may utilize portions of the Project prior to Substantial Completion of the Work as shown on the Project Schedule for the purposes of installing and testing furniture, fixtures and equipment and training employees or otherwise. The Contract Sum includes costs for any out of phase construction, temporary HVAC, electrical, plumbing, etc., as well as acceptable temporary parking and safe access to and from portions of the Project.

9.7.2 Based upon the Project Schedule, Owner shall schedule delivery of furniture, fixtures and equipment for the Project. Design/Builder acknowledges and agrees that Design/Builder's failure to comply with the requirements identified in the Project Schedule may result in cost increases to Developer or the Owner or any lessee or purchaser for furniture, fixtures and equipment, warehousing, installation, pre-opening costs and capital costs for the Project. Design/Builder agrees to reimburse Developer for any such additional costs incurred by Developer or the Owner or any lessee or purchaser resulting from Design/Builder's failure to comply with the requirements identified in the Project Schedule by deductive Change Order.

9.7.3 When the Design/Builder considers the Work to be Substantially Complete, Design/Builder shall notify Developer in order that Developer and Design/Builder may review the Work. Developer will promptly review the Work and shall compile and issue to Design/Builder a list of items to be completed or corrected (the "Punch List Work"). The Design/Builder will complete all outstanding items within thirty (30) days. Failure to include any item(s) as Punch List Work shall not alter the responsibility of Design/Builder to complete all Work in accordance with the Contract Documents.

9.7.4 Owner shall be provided full occupancy of the Work (or any designated portion thereof) upon issuance of a Certificate of Occupancy from the appropriate governing authorities. Such access and/or occupancy shall not be deemed an acceptance of the Work not completed in accordance with the Contract Documents, nor shall it prejudice Owner's right to reject unsatisfactory Work or to withhold acceptance until directed corrective Work is completed by the Design/Builder.

9.7.5 Owner (or such party as Owner may designate) shall assume responsibility for providing heat, utilities and operation and maintenance of mechanical and electrical systems (including controls) of the Project at the time of Substantial Completion and Owner's (or such party as Owner may designate) personnel shall have received the manufacturer's written brochures, catalog cuts, maintenance instructions, training and such other information designated by the Specifications. Punch List Work shall be completed no later than thirty
(30) days following the date of Substantial Completion.

9.8    FINAL COMPLETION AND FINAL PAYMENT
       ----------------------------------

9.8.1 Upon receipt of written notice from Design/Builder that in its opinion the Work is ready for final inspection and Final Acceptance, and upon receipt of a final Application for Payment, Owner will promptly make such inspection and, when they find the Work acceptable under the Contract Documents and the Contract fully performed, Owner will thereafter issue a final progress payment within the time provided in the Design and Build Construction Agreement (herein referred to as the "Final Payment"). If Owner shall determine that the Punch List Work is not completed, Design/Builder agrees to reimburse Owner for any reinspection costs incurred. Reimbursement shall be accomplished by a deductive Change Order to the Contract Sum, or by payment from Design/Builder.

9.8.2 Final Payment shall not become due until the Design/Builder submits to the Owner (1) an affidavit, in form and substance acceptable to Owner, that all payrolls, bills for materials, supplies and equipment, and other indebtedness connected with the Work for which the Design/Builder, Owner or Developer's or Owner's property might in any way be responsible, have been paid or otherwise satisfied by Design/Builder; (2) all items required under Paragraph 9.3; (3) consent of surety, if any, to Final Payment; and (4), any other material required by the Contract Documents or reasonably requested by Owner, its lender or title insurer. If any Subcontractor or Sub-subcontractor refuses a release or waiver required by the Owner, the Design/Builder shall if requested by Owner furnish a bond satisfactory to the Owner to indemnify against any such lien or claim, and if any such lien remains unsatisfied after all payments are made, the Design/Builder shall refund to the Owner all moneys that the Developer or Owner may be compelled to pay in discharging such lien, including all costs and reasonable attorneys' fees.

9.8.2 Acceptance of Final Payment by the Design/Builder, a Subcontractor, Sub-subcontractor or material supplier shall constitute a waiver of claims by that payee except those previously made in writing and delivered to the party against whom such claim is made and identified by that payee as unsettled at the time of final Application for Payment.

                                  ARTICLE 10

                      PROTECTION OF PERSONS AND PROPERTY
                      ----------------------------------

10.1    SAFETY PRECAUTIONS AND PROGRAMS
        -------------------------------

10.1.1 The Design/Builder shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the Work.

10.2    SAFETY OF PERSONS AND PROPERTY
        ------------------------------

10.2.1 The Design/Builder shall take all reasonable precautions for the safety of, and shall provide all reasonable protection to prevent damage, injury or loss to

        (1) all employees on the Work and all other persons who may be affected thereby;

        (2) all the Work and all materials and equipment to be incorporated therein, including Developer's, Owner's and/or any lessees or purchaser's materials and equipment, whether in storage on or off the Site, under the care, custody or control of the Design/Builder or any of his Subcontractors or Sub-subcontractors; and

        (3) other property at the site or adjacent thereto, including trees, shrubs, lawns, walks, pavements, roadways, structures and utilities not designated for removal, relocation or replacement in the course of construction.

10.2.2 The Design/Builder shall give all notices and comply with all applicable laws, ordinances, codes, rules, regulations and lawful orders of any public authority having jurisdiction for the safety of persons or property or to protect them from damage, injury or loss. Design/Builder shall erect and maintain, as required by existing conditions and progress of the

Work, all reasonable safeguards for safety and protection, including, posting danger signs and other warnings against hazards, promulgating safety regulations and notifying owners and users of adjacent utilities. Design/Builder shall maintain a safety plan and program, and submit such to Owner for its review; provided, however, that neither the review nor the acceptance, or approval of or comment to such plan and program shall relieve Design/Builder of responsibility therefor or impose responsibility on Owner or its Developer.

10.2.3 When the use or storage of explosives or other hazardous materials or equipment is necessary for the execution of the Work, the Design/Builder shall exercise the utmost care and shall carry on such activities under the supervision of properly qualified personnel.

10.2.4 All damage or loss to any property referred to in Subparagraphs 10.2.1(2) and 10.2.1(3) and not reimbursed by the proceeds of Property Insurance referred to in Subparagraph 11.3 hereafter caused in whole or in part by the Design/Builder, any Subcontractor and Sub- subcontractor, or anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable or responsible, shall be promptly remedied by the Design/Builder at such party(ies)'s sole cost and at no cost to Owner except damage or loss attributable to the acts or omissions of the Owner and not attributable to the fault or negligence of the Design/Builder or any Subcontractor, Sub-subcontractor or anyone directly or indirectly employed by any of them or by anyone for whose acts any of them may be liable or responsible.

10.2.5 The Design/Builder shall designate a responsible member of his organization at the Site whose duty shall be the prevention of accidents. This person shall be designated in writing by the Design/Builder to the Owner.

10.2.6 The Design/Builder shall not load, off-load or permit any part of the Work to be loaded or off-loaded so as to endanger its safety.

10.2.7 Design/Builder shall continuously maintain adequate protection of all Work from damage and to protect the Developer's property from injury or loss arising in connection with this Contract, and shall perform all Work in accordance with the provisions of the statutes and regulations of the Occupational Safety and Health Administration ("OSHA") and such additional requirements as may be required by OSHA field inspections.

10.3    EMERGENCIES
        -----------

10.3.1 In any emergency affecting the safety of persons or property, the Design/Builder shall act, at his reasonable discretion to prevent threatened damage, injury or loss. Any additional compensation or extension of time claimed by the Design/Builder on account of emergency Work shall be determined as provided in the provisions of the Contract Documents with respect to Changes.

                                  ARTICLE 11

                                   INSURANCE
                                   ---------

11.1    DESIGN/BUILDER'S LIABILITY INSURANCE
        ------------------------------------

11.1.1 The Design/Builder shall purchase and maintain such insurance as will protect him from claims set forth below which may arise out of or result from the Design/Builder's operations under the Contract, whether such operations be by himself or by any Subcontractor or Sub-subcontractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them maybe liable or responsible to cover:

        (A) Workers' Compensation Insurance insuring the Design/Builder's full liability under the Workers' Compensation and Occupational Disease Laws of the State where the Work is performed and Employer's Liability with minimum occurrence/aggregate limits of $500,000 covering:

             (1) claims under workers' compensation or disability benefit acts; and

             (2) claims for damages because of bodily injury, occupational sickness or disease, or death of employees.

        (B) Owner's/contractor's protective ("OCP") liability coverage and/or commercial liability general insurance that conforms to the 1988 Insurance Service Office ("ISO") commercial general liability form with coverage on an "occurrence" basis which shall insure Design/Builder and Developer and Owner (as additional primary insureds) for Work performed under the Contract against, among other things:

        (1) claims for damages because of bodily injury, sickness or disease, or death of any person other than his employees;

        (2) claims for damages insured by usual personal injury liability coverage which are sustained (1) by any person as a result of an offense directly or indirectly related to the employment of such person by the Design/Builder, or (2) by any other person;

        (3) claims for damages, other than the Work itself, because of injury to or destruction of tangible property, including loss of use resulting therefrom; and

        (4) claims for damages because of bodily injury or death of any person or property damage arising out of the ownership, maintenance or use by any motor vehicle.

        (C) The policies referred to in (B) above shall contain the personal injury and broad form property damage endorsements modified as set forth below, and the policy shall be endorsed to remove any property damage liability exclusions pertaining to loss by explosion, collapse or underground damage. The policy shall include coverage for:

        (1) Completed operations liability. However, with respect to completed operations liability, and when the entire Work has been determined complete by the Owner and Design/Builder and accepted by the Owner, Design/Builder agrees to furnish evidence of such insurance coverage for twenty-four (24) months following date of acceptance by the Developer, on an annual basis as the policies are issued to Design/Builder.

     (2) Design/Builder's protective liability to cover Design/Builder's liability arising out of Work performed by its subcontractors.

     (3) Blanket contractual liability, including insurance for the indemnification agreement set forth in the Design and Build Construction Agreement.

     (4)  Personal injury liability with exclusions 2(a) (4) deleted.

     (5)  Broad form property damage extended to apply to completed operations.

     (6) Automobile liability insuring Design/Builder for operations of all owned, hired and non-owned vehicles.

     (7)  Limit of liability shall not be less than:

          a) Bodily injury and property damage except automobile: $2,000,000 combined single limit per occurrence including completed operations.

          b) Bodily injury and property damage, automobile: $1,000,000 combined single limit per occurrence.

     (D) "Umbrella" Excess Liability - The insurance policy shall insure the Design/Builder and Owner for an amount of not less than $10,000,000 combined single limit bodily injury/property damage excess of primary employer's liability and comprehensive liability insurance as set forth in Paragraphs
11.1.1 (A), (B) and (C) above.

11.1.2 The insurance required by Subparagraph 11.1.1 shall be written for not less than any limits of liability required by law and shall contain a blanket waiver of subrogation in favor of Owner and Design/Builder.

11.1.2.1 Policies required under Paragraph 11.1.1 shall contain a standard severability of interest clause which provides that the insurance applies separately to each insured and the following words verbatim: Owner is interested in the maintenance of this insurance and it is agreed that this insurance will not be canceled, materially changed or not renewed without at least thirty (30) days advance written notice to Owner by Certified Mail, Return Receipt Requested.

11.1.3 Certificates of Insurance acceptable to the Developer shall be filed with the Owner prior to commencement of the Work. Said Certificates shall name Owner and such other parties, if any, as Developer may designate, as an additional named insured against all claims under the specified policies. These Certificates shall contain a provision that coverages afforded under the policies will not be canceled or materially changed or not renewed until at least thirty (30) days prior written notice has been given to the Owner and such additional party(ies) as Developer may designate by Certified Mail, Return Receipt Requested. All insurance required to be maintained by Design/Builder and any Subcontractor or Sub-subcontractor shall be primary insurance and any insurance maintained by Owner will apply as excess over all other insurance, whether designated as primary, Umbrella, excess or excess/umbrella. In no event shall any failure of Owner to receive Certificates of Insurance required hereunder or to demand receipt of such Certificates prior to Design/Builder commencing the Work be construed as a waiver by Developer of Design/Builder's obligations to obtain insurance pursuant to the Contract Documents. The obligation to procure and maintain any insurance required by the Contract Documents is a separate responsibility of Design/Builder and independent of the duty to furnish Certificates of such Insurance policies.

11.2    OTHER INSURANCE REQUIREMENTS
        ----------------------------

11.2.1 The Owner and the Developer shall be included as additional named insureds under the Commercial General Liability Insurance and the "Umbrella" excess liability coverage as set forth in Subparagraphs 11.1.1(B) and (C) above.

11.3    PROPERTY INSURANCE
        ------------------

11.3.1 Design/Builder shall purchase and maintain property insurance upon the entire Work at the Site to the full insurable value thereof less a deductible in an amount permitted by Owner. This insurance shall include as insureds or additional insureds the interests of the Owner, the Design/Builder, Subcontractors and Subsubcontractors, in the Work and shall insure against the perils of Fire, Extended Coverage, and shall be an "All-Risk" type of policy to insure against physical loss or damage from perils generally covered by a "Difference in Condition" policy, such as flood, earthquake, theft, builders risk and such other perils which are usually not included in a simple Fire and Extended Coverage Policy. Design/Builder will be fully responsible for the inclusion of all Subcontractors and Sub-subcontractors who should be insured under this policy and Owner will not assume any financial responsibility caused by failure of Design/Builder to so insure.

11.3.2 Any insured loss is to be adjusted with the Developer and made payable to the Owner as trustee for the insureds, as its interests may appear, subject to the requirements of any applicable mortgage clause and of Subparagraph 11.3.7.

11.3.3 The Owner and Design/Builder waive all rights against each other for damages caused by fire or other perils to the extent covered by insurance provided under this Paragraph 11.3 except such rights as they may have to the proceeds of such insurance held by the Owner as trustee. The Design/Builder shall require similar waivers by Subcontractors and Subsubcontractors. It is understood that losses due to the negligence of Design/Builder, any Subcontractor, Sub-subcontractor or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable or responsible or which are not covered by Owner's property insurance or which are under the deductible are the responsibility of the Design/Builder.

11.3.4 The Owner as depository shall, upon the occurrence of an insured loss, deposit in a separate account any money so received, and Owner shall distribute it in accordance with such agreement as the entities in interest may reach.

11.3.5 Should all or any part of the Work or construction covered by this Contract be damaged or destroyed by any of the perils covered by the All-Risk Builder's Risk Property Insurance specified in Paragraph 11.3 before final completion of said Work, the Design/Builder, upon written instructions from the Owner, shall proceed to replace and repair and complete said Work, in accordance with original approved Drawings and Specifications to the extent said Work is covered by the proceeds of various insurance policies. In this event, the provisions of the Contract Documents shall remain in full force and effect except that the Contract Sum and the Contract Time shall be increased by the total cost and additional time agreed upon by Owner and Design/Builder for removing and replacing all of the damaged and destroyed Work. The Owner, however, at its option in the event of damage or destruction to the Work by any of the aforementioned causes, may give written notice to the Design/Builder declaring its desire to terminate Design/Builder's performance of the Contract and after paying or adjusting all of the accounts charged to the Work in accordance with the Contract, may terminate Design/Builder's performance of the Contract.

11.3.6 Notwithstanding anything to the contrary, Owner shall not be deemed to be either a custodian, bailee, nor insurer or in any other capacity or manner responsible for any supplies, tools or equipment used by Design/Builder or any Subcontractor or Sub-subcontractor in connection with the Work which may be left at the Site by Design/Builder or any Subcontractor or any Sub-subcontractor; it being expressly understood and agreed that Design/Builder and any Subcontractor or Sub-subcontractor shall be solely responsible for securing, maintaining and insuring all such supplies, tools or equipment whether the same be owned or leased by Design/Builder, Subcontractor, Sub-subcontractor or by any other third party providing labor or materials to the Work, the Project or the Site.

11.3.7 The Owner as trustee shall have power to reasonably and fairly adjust and settle any loss with the insurers.

11.4    LOSS OF USE INSURANCE
        ---------------------

11.4.1 The Owner, at his option, may purchase and maintain such insurance as will insure against loss of use of its property, including, but not limited to, loss of income, additional interim interest expense, insurance premiums.

11.5    SUBCONTRACTORS' INSURANCE
        -------------------------

11.5.1 The following forms of insurance are required to be furnished by all Subcontractors and Sub-subcontractors:

        (1) Workers' Compensation Insurance to cover full liability under workers' compensation Laws of the State where the Work is performed and employer's liability coverage with minimum occurrence/aggregate limits of $500,000.

     (2) Commercial general liability insurance with coverage on an "occurrence" basis and insuring Subcontractors and Sub-subcontractors for Work performed under the Contract against claims for bodily injury, including death of any person other than Subcontractors' employees, and property damage for injury to or destruction of tangible property, other than the Work itself. The policy shall contain the personal injury and broad form property damage endorsements modified as set forth below, and the policy shall be endorsed to remove any property damage liability exclusions pertaining to loss by explosion, collapse or underground damage. These policies shall name Owner and such other party(ies), if any, as Owner may designate, as an additional insured as respects liability arising out of operations performed by or on behalf of the named insured. The policy shall include coverage for:

     a)   Completed operations liability.

     b) Design/Builders protective liability to cover Subcontractors' liability arising out of work performed by its Sub subcontractors.

     c) Blanket contractual liability insuring the indemnification agreement contained in a subcontract.

     d)   Personal injury liability with employee exclusion deleted.

     e)   Broad form property damage extended to apply to completed operations.

     f) Automobile liability insuring Subcontractors for operations of all owned, hired and non-owned vehicles.

     g)   The limits of liability shall not be less than:

          (i)     Bodily injury, except automobile

                  $5,000,000 each occurrence
                  $5,000,000 aggregate Completed Operations

          (ii)    Property damage, except automobile

                  $5,000,000 each occurrence
                  $5,000,000 aggregate

          (iii)   Bodily injury, automobile

                  $2,000,000 each person
                  $2,000,000 each occurrence

          (iv)    Property damage, automobile

                  $2,000,000 each occurrence

Either Design/Builder or Owner, however, has the option to require higher limits of liability from designated Subcontractors or Sub-subcontractors.

        Certificates of Insurance shall be filed with the Design/Builder and copied to Owner prior to commencement of Subcontractors' and Sub-subcontractors' work. The requirements of Paragraphs 11.1.2.1 and 11.1.3 shall apply to the insurance obligations of Subcontractors and Sub-subcontractors.

11.6    TRANSITION INSURANCE
        --------------------

11.6.1 When the Work is Substantially Complete, and Owner has accepted the Work, Owner, at his option, may purchase and maintain such insurance as will insure him against loss of the Work due to fire or other hazards, however caused.

11.6.2 Until such time as Design/Builder has received Final Payment from Owner, said insurance purchased and maintained by Owner under Subparagraph 11.6.1 shall insure the interests of Owner, the Design/Builder, its Subcontractors and Sub-subcontractors. The carrier providing this insurance shall endorse the policy waiving carrier's right of recovery from Owner, the Design/Builder, its Subcontractors and Sub-subcontractors until such time as the Design/Builder and all subcontractors have been paid in full.


                                  ARTICLE 12

                              CHANGES IN THE WORK
                              -------------------

12.1    CHANGE ORDERS
        -------------

        The provisions of this Article 12 are subject to and governed by those of the Design and Build Construction Agreement with respect to Changes in the Work.

12.1.1 The Owner, without invalidating the Contract and without notice to sureties, may order Changes in the Work, within the general scope of the Contract consisting of additions, deletions or other revisions, the Contract Sum and the Contract Time being adjusted accordingly. All such Changes in the Work shall be authorized by Change Order, and shall be executed under the applicable conditions of the Contract Documents.

12.1.2 A "Change Order" is a written order to the Design/Builder signed by the Owner, issued after the execution of the Contract, authorizing a Change in the Work or an adjustment in the Contract Sum or the Contract Time. A Change Order shall also be signed by the Design/Builder if he agrees to the adjustment in the Contract Sum or the Contract Time. The Contract Sum and the Contract Time may be changed only by Change Order. For changes in the Work the Design/Builder shall submit to the Developer an itemized breakdown of the estimated costs for

Developer's review and approval. The breakdown must show (i) all materials by quantity and price, (ii) all labor by unit price, (iii) insurance, (iv) permits,
(v) payroll taxes and labor fringe benefits, and (vi) equipment by quantity and rate. All changes in any subcontract shall be broken down and similarly submitted to the Owner for its review utilizing the same categories as set forth above.

12.1.3 The cost or credit to the Owner resulting from a Change Order in the Work shall be determined as provided in the Agreement.

12.1.4 The Owner, acting through its designee, or any other person having written authorization from him to act on his behalf shall have the sole authority to make any amendments, additions, changes or deletions, to act on behalf of the Owner with regard to any and all consents called for under the Contract Documents. Said designee is hereby authorized by Owner to issue written directives to Design/Builder to proceed with designated changes in the Work prior to the issuance of a formal Change Order which shall be issued as soon as practicable. Verbal changes or Change Orders shall not be binding, enforceable or effective. Under no circumstances whatsoever, shall any Work be performed on a time and material basis unless expressly authorized by Developer in writing prior to commencement of such Work. Any extras furnished by Design/Builder except in accordance with the foregoing will also be done so at Design/Builder's sole cost and expense and not reimbursable under the Agreement.

12.1.5 Owner and Design/Builder hereby acknowledge and agree that execution of a Change Order constitutes a mutual accord and satisfaction as to the Work covered thereby. Upon execution of a Change Order, Design/Builder specifically waives and releases any and all claims, rights or interest, including, but not limited to those for impact, disruption, loss of efficiency, "ripple" or other costs or expenses, including without limitation extraordinary or consequential costs, arising directly or indirectly out of the Work described in the Change Order.

12.2    CLAIMS FOR ADDITIONAL COST OR TIME
        ----------------------------------

12.2.1 If the Design/Builder wishes to make a claim for an increase in the Contract Sum or change in the Contract Time, he shall give the Owner written notice thereof within fifteen (15) days after receipt of a proposed Change Order. This notice shall be given by the Design/Builder before proceeding to execute the Work, except in an emergency endangering life or property in which case the Design/Builder shall proceed in accordance with Subparagraph 10.3.1.
No such claim shall be valid unless so made. Any change in the Contract Sum or Contract Time resulting from such claim must be authorized by Change Order. Notwithstanding the foregoing, any change in the Contract Time shall be governed solely by Section VI of the Agreement.

12.2.2 Complete justification and documented substantiation of a Design/Builder's entitlement to additional time, to a change and additional costs allegedly resulting from said change shall be submitted to the Owner no later than thirty (30) days after Design/Builder files its initial notice of claim.

12.2.3 In no event will any adjustment in the Contract Sum be permitted for any increase in costs arising from periods of delay except as otherwise expressly provided in the Contract Documents.

12.2.4 After receipt of a proposal, Owner shall act thereon within thirty (30) days; provided, however, when the necessity to proceed with the change does not allow time properly to review the proposal and in the event of a failure to reach an agreement on said proposal, Owner may order Design/Builder to proceed on the basis of a price to be determined at the earliest practicable date.

12.2.5 A failure to reach an agreement on price or time relative to a Change Order will not relieve Design/Builder of its obligation to diligently continue the prosecution of the Work and that Change Order (if so ordered by the Developer) at all times in accordance with the Progress Schedule.


                                  ARTICLE 13

                       UNCOVERING AND CORRECTION OF WORK
                       ---------------------------------

13.1    UNCOVERING OF WORK
        ------------------

13.1.1 If any Work should be covered contrary to the request of the Owner, it must, if required by the Owner, be uncovered for his observation and replaced, at the Design/Builder's expense, and not reimbursable.

13.1.2 If any other portion of the Work has been covered which the Owner or Developer has not specifically requested to observe prior to being covered, the Owner or Developer may request to see such Work and it shall be uncovered by the Design/Builder. If such Work be found in accordance with the Contract Documents, the cost of uncovering and replacement shall, by appropriate Change Order, be charged to the Owner and the Contract Sum adjusted appropriately. If such Work is found not to be in accordance with the Contract Documents, the Design/Builder shall pay such costs unless it be found that this condition was caused by a separate contractor employed as provided in Article 6, and in that event the Owner shall be responsible for the payment of such costs.

13.2    CORRECTION OF WORK
        ------------------

13.2.1 The Design/Builder shall promptly correct all Work rejected by or on behalf of Owner as defective or as falling to conform to the Contract Documents whether observed before or after Substantial Completion and whether or not fabricated, installed or completed. The Design/Builder shall bear all cost of correcting such rejected Work, including the cost of any architect's additional services thereby made necessary.

13.2.2 If, within two (2) years after the initial occupancy of the Project after final completion of the Work, or within such longer period of time as may be prescribed by law or by the terms of any applicable warranty required by the Contract Documents, any of the Work is found to be defective or not in accordance with the Contract Documents, the Design/Builder shall correct it promptly after receipt of written notice from the Developer to do so. The Owner shall give such notice promptly after discovery of the condition.

13.2.3  All such defective or non-conforming Work under Subparagraphs 13.2.1 and
13.2.2 shall be removed from the Site if necessary, and the Work shall be corrected to comply with the Contract Documents at Design/Builder's sole cost and expense and without cost to the Owner or the Developer.

13.2.4 The Design/Builder shall bear the cost of making good all work of separate contractors and property of Developer, Owner or any lessee or purchaser destroyed or damaged by such removal or correction.

13.2.5 If the Design/Builder does not remove such defective or non-conforming Work within twenty (20) days after notification of same, the Owner may remove it and may store the materials or equipment at the expense of the Design/Builder. If the Design/Builder does not pay the cost of such removal and storage within ten (10) days thereafter, the Owner may upon the expiration of such period and without further notice sell such Work at auction or at private sale and shall account for the net proceeds thereof after deducting all the costs that should have been borne by the Design/Builder including compensation for additional architectural services. If such proceeds of sale do not cover all costs which the Design/Builder should have borne, the difference shall be charged to the Design/Builder and an appropriate Change Order may be issued. If the payments then or thereafter due the Design/Builder are not sufficient to cover such amount, the Design/Builder shall pay the difference to the Owner.

13.2.6 If the Design/Builder fails to correct such defective or nonconforming Work, the Developer may also correct it in accordance with Paragraph 3.4.

13.2.7 Nothing contained in this Paragraph 13.2 shall be construed to establish a period of limitation with respect to any other obligation which the Design/Builder might have under the Contract Documents, including Paragraph 4.5 hereof. Establishment of the time period of one (1) year as described in Subparagraph 13.2.2 relates only to the specific obligation of the Design/Builder to correct the Work, and has no relationship to the time within which the obligation to comply with the Contract Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish the Design/Builder's liability with respect to the Design/Builder's obligations other than specifically to correct the Work.

13.3    ACCEPTANCE OF DEFECTIVE OR NON-CONFORMING WORK
        ----------------------------------------------

13.3.1 If the Owner prefers to accept defective or non-conforming Work, he may do so instead of requiring its removal and correction, in which case a Change Order will be issued to reflect an appropriate reduction in the Contract Sum as determined by Owner, or, if the amount is determined after Final Payment, or an insufficient amount of the Contract Sum remains unpaid, it shall be paid forthwith by the Design/Builder.

                                  ARTICLE 14
                                  ----------

                     MANUFACTURER'S MATERIALS AND PRODUCTS
                     -------------------------------------

14.1    INTENT OF SPECIFICATION
        -----------------------

14.1.1 Certain materials and manufactured products have been or will be specified by brand name because the Owner believes that the products sold under those brand names meet the standard of quality and grade that he wishes to use on this Work. The Design/Builder shall use only the materials and methods specified.

14.2    SUBSTITUTIONS
        -------------

14.2.1 The intention of the parties is, generally, not to exclude other manufacturers of like products believed by the Design/Builder to be of the same merit as and functionally equivalent to the item specified, but the burden of proof of equivalency is upon the Design/Builder, and the Owner shall be the final judge. If the Design/Builder elects to attempt to prove such equality and to substitute, he must request consent of Owner in writing within ninety (90) days from Notice to Proceed, to substitute for the specified item, stating his reasons for the substitution, the credit, if any, to the Contract Sum, and provide supporting data. Such supporting data shall include the basic specifications of the specified item(s), the specifications, characteristics and other information concerning the proposed substitution demonstrating its equality to the specified item(s), and the effect of the substitution on the Progress Schedule, if any. In the event that a substitution is approved, the Design/Builder shall assume all risks and costs for redesign and adjustment of all Work affected by the substitution, checking of its effect on adjoining Work, and any delays occasioned by its use. All materials, methods or equipment shall be as specified and/or shown unless a substitute or change is consented to in writing by the Owner and therefore under no circumstances shall the Design/Builder, Subcontractor, Sub-subcontractor, or supplier or materialman base his bid or contract on a substitution unless consented to in writing in advance by the Owner.

14.3    INSTALLATION
        ------------

14.3.1 Design/Builder shall apply, install, connect, erect, use, clean and condition manufactured articles, materials, fixtures and equipment per manufacturer's printed directions, unless specified to contrary.

                                  ARTICLE 15
                                  ----------

                        SUBSURFACE AND SITE INFORMATION
                        -------------------------------

15.1    SITE CONDITIONS AND DESIGN/BUILDER'S RESPONSIBILITY
        ---------------------------------------------------

15.1.1 Owner shall not assume nor shall there be imposed or implied any responsibility whatsoever in respect to the sufficiency or accuracy of borings made, or of the logs of the test borings, or of other investigations, or of the interpretations made thereof, or other information furnished to or obtained by Design/Builder in connection with the Site, and there is no warranty or guarantee, either expressed or implied, that the conditions indicated by any such investigations, borings, logs or information are representative of those existing throughout such area, or any part thereof, or that unforeseen developments may not occur.

15.1.2 Design/Builder shall promptly notify Owner in writing of any physical, subsurface or latent conditions that it discovers at the site that differ in any material respect from those (i) ordinarily encountered and generally recognized as inherit in Work of like character to the Project or (ii) indicated by the Contract Documents.

15.1.3 Design/Builder shall make available to Owner upon Owner's request the results of any site investigation, test borings, analysis, studies or other tests conducted by or in the possession of Design/Builder or any of its agents.

                           END OF GENERAL CONDITIONS

                                   EXHIBIT C

                             HOURLY RATES SCHEDULE



HKS, Inc.

Principal                      $175

Project Manager                $150

Project Design Architect       $125

Project Architect              $125

Structural Engineer            $125

Job Captain                    $100

Senior Draftsman               $ 80

Junior Draftsman               $ 65

Senior Specification Writer    $125

Specification Writer           $ 90

Senior Interior Designer       $125

Interior Designer              $100

Junior Interior Designer       $ 75

Senior Graphic Designer        $105

Graphic Designer               $ 80

Technical Typist               $ 60

                                   EXHIBIT D

                             SCHEDULE REQUIREMENTS
                             ---------------------



                             PROJECT SHELL          PROJECT INTERIORS
                             -------------          -----------------

                             50%      FINAL         50%         FINAL
Design Development Docs      9/18/01  10/9/01       12/19/01    2/5/02*

Construction Docs            11/6/01  12/21/01      3/5/02      5/1/02


*Drawings to include walls and ceilings for pricing


 .  Civil/Site drawings - Completed October 1, 2001
 .  Permit Set Completed 12/10/01


The following are requirements included in the General Contractor's contract and are listed for the Architect's information:

 .  Substantial Completion to be 380 days following Notice to Proceed to General
   Contractor
 .  Computer/Telecommunications Room completion - 45 days prior to Substantial
   Completion Date
 .  Commissioning Phase - 21 days prior to Substantial Completion
 .  Initial FF&E Phase - 14 days prior to Substantial Completion